      As filed with the Securities and Exchange Commission on May 1, 1998.

                                                       Registration No. 333-3860
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------


                         Post-Effective Amendment No. 1
                                       to

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                                   -----------


                                   e-NET, INC.

                 (Name of Small Business Issuer in Its Charter)

          Delaware                           1711                   52-1929282
(State or other jurisdiction of   (Primary standard industrial    (IRS employer
incorporation or organization)    classification code number)     identification
                                                                      number)

                        12800 Middlebrook Road, Suite 200
                           Germantown, Maryland 20874
                                 (301) 601-8700
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        12800 Middlebrook Road, Suite 200
                           Germantown, Maryland 20874
                                 (301) 601-8700
(Address of principal place of business or intended principal place of business)

             ROBERT A. VESCHI, President and Chief Executive Officer

                                   e-NET, INC.

                        12800 Middlebrook Road, Suite 200
                           Germantown, Maryland 20874
                                 (301) 601-8700
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------


                                    Copy to:

                             CHARLES A. SWEET, Esq.
                               Williams & Connolly
                            725 Twelfth Street, N.W.
                             Washington, D.C. 20005
                                 (202) 434-5000


                                   -----------

          Approximate date of commencement of proposed sale to public:
   As soon as practicable after the Registration Statement becomes effective.




      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [ ]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                                Explanatory Note


      This registration statement is a Post-Effective Amendment to the Registration Statement on Form SB-2, Registration No. 333-3860, declared effective on April 7, 1997 (the "IPO Registration Statement"), which registered a primary offering of securities by e-Net, Inc. (the "Company") and an offering of securities by a selling securityholder ("Selling Securityholder"). Pursuant to the IPO Registration Statement, the Company registered its initial offer, issuance and sale of 1,725,000 shares of common stock, per value $.01 per share ("Common Stock") (of which 1,500,000 were issued and sold); the offer, issuance and sale of 1,725,000 Redeemable Common Stock Purchase Warrants (the "Warrants"); the offer, issuance and sale of 1,725,000 shares of Common Stock underlying the Warrants; and 250,000 shares of Common Stock sold by the Selling Securityholder. This Post-Effective Amendment relates to the Common Stock underlying the Warrants.

PROSPECTUS


                                   e-Net, Inc.
                   1,725,000 Shares of Common Stock Underlying
               1,725,000 Redeemable Common Stock Purchase Warrants

      This Prospectus relates to the offering (the "Offering") by e-Net, Inc. (the "Company" or "e-Net") of an aggregate 1,725,000 shares (the "Offered Stock") of common stock, par value $.01 per share ("Common Stock") issuable upon the exercise of Redeemable Common Stock Purchase Warrants (the "Warrants," and collectively with the Offered Stock, the "Securities"). Each Warrant entitles the holder to purchase one share of Common Stock at $5.25 per share (subject to adjustment) exercisable through April 7, 2002. The Warrants are redeemable by the Company for $.05 per Warrant, on not less than thirty (30) days nor more than sixty (60) days written notice if the closing bid price for the Common Stock equals or exceeds $10.00 per share during any thirty (30) consecutive trading day period ending not more than fifteen (15) days prior to the date that the notice of redemption is mailed, and provided there is then a current effective registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the issuance and sale of Common Stock upon the exercise of the Warrants. See "Description of Securities"

      The Company's Common Stock and the Warrants are quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "ETEL" and "ETELW," respectively. On April 23, 1998, the closing prices of the Common Stock and Warrants as quoted on the Nasdaq SmallCap Market were $11 7/8 and $6 5/8 respectively. No Warrants may be exercised without the availability of a current Prospectus. The holders of the Warrants do not have any of the rights, privileges or liabilities of the Company stockholders prior to warrant exercise.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS," ON PAGES 5-9 AND "DILUTION."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
            Price to     Underwriting Discounts and   Proceeds to the Company(1)
            Public       Commissions
--------------------------------------------------------------------------------

Per Share   $5.25        None                         $5.25
--------------------------------------------------------------------------------
Total       $9,056,250   None                         $9,056,250
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at $65,000.


                 The date of this Prospectus is April 30, 1998.

                    FORWARD-LOOKING AND CAUTIONARY STATEMENTS

      Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from those contemplated by any future statements, including, among others, those described below under "Risk Factors." For additional information regarding these and other risks and uncertainties associated with the Company's business, see "Risk Factors" below, as well as the Company's reports filed from time to time with the Commission.

                              AVAILABLE INFORMATION


      The Company has filed with the Securities and Exchange Commission (the "Commission") a Post-Effective Amendment to a Registration Statement on Form SB-2 (as so amended , the "Registration Statement"), pursuant to the Act, with respect to the offer, issuance and sale of the Offered Stock (the "Offering"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits thereof which may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

      In April 1997, the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, Room 1400, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section at prescribed rates. The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

      The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any information that is incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests may be directed to Stockholder Relations, e-Net, Inc., 12800 Middlebrook Road, Suite 200, Germantown, Maryland 20874, telephone (301) 601-8700.

                               PROSPECTUS SUMMARY


      The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.


The Company


      e-Net, Inc., a Delaware corporation ("e-Net" or the "Company"), develops, produces, markets and supports open telecommunications software and related hardware that enable, enhance, and manage telephone communications over the Internet, private Internet Protocol ("IP") networks and "intranets," and other types of digital data networks (collectively, "Digital Data Networks" or "DDNs"). The Company's Telecom 2000(TM) products ("Telecom 2000 Products") provide a user-friendly method of high fidelity telephone communications through DDNs. Through the use of Telecom 2000 Products, organizations can reduce their telephone expenses by extending their telephone services to remote offices and mobile employees, in some cases bypassing long distance service charges, while using their existing internal DDNs.

      The Company believes that, due to demand for lower cost telephone service, the market for telephony through DDNs, while in its early stages, holds significant potential for growth. According to a recent report issued by the technology industry analysis firm Frost and Sullivan, the market for Internet telephony gateways is forecast to grow from $4.7 million in 1996 to $1.8 billion in 2001. Although the Company has not participated in any of the formal research contained in the Frost and Sullivan report and cannot endorse its methods or conclusions, the Company generally believes that this market will grow substantially and that its products are well positioned to capture a significant share of this new, emerging market.

      The Company owns U.S. Patent No. 5,526,353, "System and Method for Communicating Audio Data over a Packet-Based Network" (the "353 Patent"). The Company believes that the 353 Patent is the first patent that specifically involves telephony through DDNs. The Company believes that the 353 Patent may provide certain strategic and technological advantages in the emerging market for telephony through DDNs. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to them as a result of the 353 Patent. The Company's current and anticipated product line is not wholly dependent on the validity or applicability of the 353 Patent, and not all of the Company's products are covered by the 353 Patent.

      The Company's Telecom 2000 Products enable telephony through DDNs. Telecom 2000 products generally provide high fidelity duplex voice and telefax through DDNs, and also generally offer traditional telephony features like call waiting, call holding, call transfer, conference calling, billing, voice-mail and the like. The Company views its products as offering several competitive advantages. First, Telecom 2000 Products facilitate low-cost DDN telephone service with substantially the same operating features and the voice quality of the traditional telephone service. Next, the use of Telecom 2000 Products can be gradually implemented so that growth from small installations to large installations can occur while the user maintains high levels of performance and preserves a substantial amount of its prior technology investment. Finally, the distributed architecture of Telecom 2000 Products is designed to avoid certain problems associated with centralized systems, such as the risk of system-wide telephony loss due to the malfunction of a single computer or PBX, limitations on system growth and excessive hardware cost.

      There are three classes of Telecom 2000 Products, two of which include products that are available for delivery. The first class comprises the smallest system with the lowest number of ports, and includes the Telecom 2000 Desktop System, currently being sold, and the Telecom 2000 Consumer System, now under development. The second class, Telecom 2000 Customer Premises-based Gateway Systems, now available for delivery, comprises medium-sized systems with between 24 and 96 ports in a single chassis, serving as a

"gateway" to DDNs, consolidating customer site-originated telephone calling for DDN-based transport efficiency and lower cost than traditional methods. The third class, Telecom 2000 Carrier-Class Gateways, now under development, comprises gateway products with a large number of ports, which are expected to offer over 1,000 simultaneous call capacity in a single chassis, to meet interconnection and compression standards and to be appropriate for sales to telephone carriers.

      e-Net began to sell Telecom 2000 Products in July 1997 with the introduction of the Telecom 2000 Desktop System. The Company announced the Telecom 2000 Customer Premise Equipment Gateway Systems, also known as the Telecom 2000 T1/E1 Digital Trunk Interface, in October 1997 and has begun to take orders for it. In December 1997, the Company announced its development plan for the Telecom 2000 Carrier-Class Gateway in conjunction with Summa Four, Inc. The Company expects this product to be available for sales in September 1998. The Company expects to announce its Telecom 2000 Retail Consumer system in March 1998 and expects this product to be available for sales in May 1998. In regard to any future products, no assurances can be given that these dates will be met.

      e-Net has established, and expects to continue to establish, a variety of strategic relationships that are intended to result in the embedding of e-Net telephony-enabling technology in various DDN devices. Examples of the Company's existing strategic relationships follow:


Strategic Relationship             Date Established  Purpose
----------------------             ----------------  -------
Sprint Communications Company, LP  March 1996        Main Carrier Internet
                                                     Services and voice-over
                                                     data product planning and
                                                     testing

Paradyne Corporation               June 1997         Cooperative development and
                                                     marketing of Digital
                                                     Subscriber Line ("DSL")
                                                     technology

Magellan Network Systems, Inc.     August 1997       Carrier-Class Gateway
                                                     Product applications
                                                     software

Summa Four, Inc.                   December 1977     Carrier-Class Gateway
                                                     Product hardware
                                                     resource/programmable
                                                     switch backplane

Com21, Inc.                        January 1998      Cable television modem
                                                     telephony

IDT Corporation                    April 19, 1998    Retail consumer product
                                                     telephone software bundling
                                                     and network access


      In April 1997, the Company completed its initial public offering of securities (the "Initial Public Offering") and gained the listing of its Common Stock on the NASDAQ SmallCap Market as "ETEL." e-Net was founded in January 1995. The Company maintains principal executive offices at 12500 Middlebrook Road, Germantown, Maryland, 20874, telephone number 301-601-8700.

      See "Risk Factors," "Management" and "Certain Transactions" for a discussion of certain factors that should be considered in evaluating the Company and its business.

The Offering


Securities Offered .........................  1,725,000 shares of Common Stock underlying 1,725,000 Warrants.
                                              Each Warrant entitles the
                                              registered holder thereof to
                                              purchase one share of Common Stock
                                              for $5.25 (subject to adjustment)
                                              during the five-year period ending
                                              on April 7, 2002.

Common Stock outstanding as of
  April 23, 1998 ...........................  6,500,000 shares(1)

Warrants outstanding as of
  April 23, 1998 ...........................  1,725,000 (2)

Warrants exercised as of April 23, 1998 ....  - 0-

Common Stock Outstanding if all Warrants
  are exercised ............................  8,225,000

Estimated Net Proceeds if all Warrants
  are exercised ............................  $9,056,250(3)

Use of Proceeds ............................  Administrative expenses, operating costs and working capital,
                                              including telecommunications
                                              products support and development,
                                              capital equipment, marketing and
                                              sales. See "Use of Proceeds."

NASDAQ Small Cap Market Symbols ............  Common Stock: ETEL
                                              Warrants: ETEL W


----------
(1) Excludes an aggregate of 2,600,000 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants.

(2) Does not include (a) the issuance to the Company's placement agent in a private placement of 750,000 shares of Common Stock completed in April 15, 1998 (the "Private Placement") for nominal consideration of a five-year warrant to purchase up to 75,000 shares of Common Stock at an exercise price equal to $9.00 (the "Placement Agent's Warrant"), or (b) the issuance to the underwriter for the Initial Public Offering of warrants to purchase 150,000 shares of Common Stock and 150,000 warrants exercisable for a five-year period ending on April 7, 2002 at exercise prices of $8.25 and $0.21, respectively (the "Underwriter's Warrant").

(3) Assumes exercise of all Warrants at an exercise price of $5.25 before deducting expenses payable by the Company as estimated at $65,000.

Selected Financial Information

      The selected financial information set forth below is derived from, and should be read in conjunction with, the more detailed financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See "Financial Statements."

                             Income Statement Items

                 From the Beginning
                         of
                     Operations
                  (June 8, 1995 to   12 Months Ended    9 Months Ended     9 Months Ended
                 March 31, 1996)(1)   March 31, 1997  December 31, 1997  December 31, 1996
                 ------------------   --------------  -----------------  -----------------
Sales                $294,000            $549,000         $ 378,000          $ 439,000
Gross Profit          206,000             139,000           170,000            135,000
Income (Loss)
 from Operations       90,000          (1,269,000)       (2,394,000)          (617,000)
Net Loss             (537,000)         (6,938,000)       (2,322,000         (6,330,000)

Loss per Share          $(.18)             $(1.72)            $(.41)            $(1.59)
Weighted
Average Shares
 Outstanding        3,017,808           4,034,247         5,695,455          3,972,727

                               Balance Sheet Items


                                                                 As adjusted for
                          Historical            Pro Forma            Exercise
                       December 31, 1997   December 31, 1997(2)  of Warrants (3)
                       -----------------   --------------------  ---------------

Cash & Investments        $3,149,000           $ 8,324,000         $17,316,000
Total Assets               4,883,000            10,058,000          19,050,000
Stockholders' Equity       4,423,000             9,598,000          18,590,000

----------
(1) The selected financial information from the beginning of operations (June 8, 1995) to March 31, 1996 does not include a pro forma adjustment to reflect certain additional compensation expenses. "See "Financial Statements."

(2) Pro forma balance sheet items illustrates the effect of net proceeds of $5,175,000 received from the sale of 750,000shares of common stock in April, 1998, in a private placement transaction.

(3) Adjusted to reflect the exercise of 1,725,000 warrants.

                                  RISK FACTORS

      An investment in the securities being offered is speculative in nature, involves a high degree of risk and should not be made by an investor who cannot afford to lose its entire investment. Each prospective investor should carefully consider the following risks and speculative factors, as well as the others described elsewhere herein, before making an investment.

      As described under "Forward-Looking and Cautionary Statements," certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from those contemplated by any future statements, including, among others, those described below.

History of Operating Losses and Accumulated Deficit; Expected Losses; Uncertainty of Future Profitability

      The Company has never recorded an operating profit and had an accumulated deficit of approximately $9,800,000 as of December 31, 1997. The ability of the Company to achieve profitability in the future largely depends on its ability to generate revenues from its products and services. Given the Company's focus on markets that are subject to rapid technological change (see "- Technological Change; Market Acceptance of Evolving Standards"), and the Company's resulting intention to continue to expend greater resources on research and development, revenues must increase commensurately for the Company to achieve profitability. In view of the Company's operating history, there can be no assurance that the Company will be able to generate revenue that is sufficient to achieve profitability, to maintain profitability on a quarterly or annual basis or to sustain or increase its revenue growth in future periods. The Company's limited capitalization may adversely affect the ability of the Company to raise additional capital in the future and could impair the Company's ability to invest in research and development, sales and marketing programs and other operations, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

Limited Operating History

      The Company was incorporated in Delaware on January 9, 1995 and, as such, faces the risks and problems associated with businesses in their early stages of development and has a limited operating history upon which to base an evaluation of its prospects. Such prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the expansion of a business in an industry characterized by a substantial number of market entrants and intense competition. See "Business."

No Assurance of Future Profitability or Payment of Dividends

      The Company can make no assurances that the future operations of the Company will result in additional revenues or will be profitable. Should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future.

Immediate and Substantial Dilution

      An investor in the securities offered hereby will experience immediate and substantial dilution. As of December 31, 1997, the Company had a pro forma net tangible book value of approximately $9,598,000, or approximately $1.48 per share which reflects the effect of the Private Placement on April 15, 1998. After giving effect to the sale of the securities offered hereby at $5.25 per Share, after deducting estimated offering expenses, pro forma net tangible book value would have been $18,590,000, or $2.26 per share. The result will be an immediate dilution to new investors of $2.99.

Possible Need for Additional Financing

      The Company intends to fund its operations and other capital needs for the next 12 months substantially from the remaining proceeds of the Initial Public Offering, the Private Placement and this Offering, but there can be no assurance that such funds will be sufficient for these purposes. The Company may require substantial amounts of the proceeds of the Initial Public Offering, the Private Placement and this Offering for its future expansion, operating costs and working capital. The Company has access to a $1,000,000 line of credit, which it has not drawn upon; this line expires in May, 1998, and, while the Company believes it will be renewed, no assurance can be given in this regard. The Company has made no definitive arrangements to obtain future additional financing, if required, and there can be no assurance that such financing will be available, or that it will be available on acceptable terms. See "Summary - Use of Proceeds."

Dependence on Management

      The Company is principally dependent on its current management personnel for the operation of its business. In particular, Robert A. Veschi, the Company's president and chief executive officer, has played a substantial role in the development and management of the Company, although there is no assurance that additional managerial assistance will not be required. The analysis of new business opportunities will be undertaken by or under the supervision of the management of the Company. The Company has entered into an employment agreement with Mr. Veschi. This employment agreement is terminable at will by Mr. Veschi without penalty. Accordingly, if the employment by the Company of Mr. Veschi terminates, or he is unable to perform his duties, the Company may be materially and adversely affected. The Company has purchased key-man life insurance on Mr. Veschi in the amount of $2 million. The Company is the owner and beneficiary of this insurance policy. See "Business" and "Management."

Dependence on Highly Qualified Technical Personnel

      The Company believes that its future success will depend in large part upon its continued ability to recruit and retain highly qualified technical personnel. Competition for highly qualified technical personnel is significant, particularly in the geographic area in which the Company's operations are located. No assurances can be made that the Company's relationship with its employees will remain favorable to the Company. See "Business - Employees" and "Management."

Technological Change; Market Acceptance of Evolving Standards

      The markets the Company serves are subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing services and products obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advancements by competitors. The life cycles of the Company's services and products are difficult to estimate. Broad acceptance of the Company's products and services by customers is critical to the Company's future success, as is the Company's ability to design, develop, test and support new software products and enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards, particularly client/server and Internet communications and security protocols. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of services and products, or that new services and products and enhancements will meet the requirements of the marketplace and achieve market acceptance. Further, because the Company has only recently commenced sales of its Telecom 2000 Products, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in the Company's products, or, if discovered, successfully corrected in a timely manner. If the Company is unable to develop and introduce services and products in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations would be materially and adversely affected.

Broad Discretion in Application of Proceeds

      Management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this Offering, in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will continue to be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds of the Company's initial public offering and of the Offering contemplated hereby. Pending use of such proceeds, the net proceeds of this Offering will be invested by the Company in temporary, short-term interest-bearing obligations. See "Summary - Use of Proceeds."

Uncertain Protection of Patent, Trademark, Copyright and Proprietary Rights

      In March 1996, the Company acquired all right, title and interest in and to the 353 Patent. The Company believes that the 353 Patent is the first patent that specifically involves telephony through DDNs. The Company also believes that the 353 Patent may provide certain strategic and technological advantages in the emerging market for telephony through DDNs. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of the 353 Patent.

      The Company currently has other patent and trademark applications pending; however, there can be no assurance that these applications will be granted, or, if granted, will result in substantial value to the Company. The Company may file additional patent, trademark and copyright applications relating to certain of the Company's products and technologies. If patents, trademarks or copyrights are granted, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents, trademarks or copyrights or that the Company will be able to afford the expenses of any litigation which may be necessary to enforce its proprietary rights. Failure of the Company's patents, trademark and copyright applications may have a material adverse effect on the Company's business. Except as may be required by the filing of patent, trademark and copyright applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to prevent the disclosure of the results of its development activities and protect its trade secrets under applicable law. Such steps are expected to include the execution of nondisclosure agreements by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products and services. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

Substantial Competition

      Businesses in the United States and abroad that are engaged in Internet technologies, products and services are substantial in number and highly competitive, particularly in the field of Internet and IP network telephony. Many of the companies with which the Company intends to compete are substantially larger and have substantially greater resources than the Company. It is also likely that other competitors will emerge in the future. The Company will compete with companies that have greater market recognition, greater resources and broader capabilities than the Company. As a consequence, there is no assurance that the Company will be able to successfully compete in the marketplace. See "Business - Competition."

Additional Authorized Shares and Shares Eligible for Future Sale May Adversely Affect the Market

      The Company is authorized to issue 50,000,000 shares of its Common Stock, $.01 par value per share. If all of the Offered Stock offered hereby is sold, there will be a total of 8,225,000 shares of Common Stock issued and outstanding. However, the total number of shares of Common Stock issued and outstanding does not include up to 75,000 shares of Common Stock issuable upon exercise of the Placement Agent's Warrant, up to 300,000 shares of Common Stock issuable upon the exercise of the Underwriter's Warrants, and up to 500,000 shares of Common Stock issuable upon the exercise of employee stock options. After reserving a total of 875,000 shares of Common Stock for issuance upon the exercise of all other options and warrants, including the Placement Agent's Warrant and the Underwriter's Warrants, if all of the Warrants are exercised, the Company will have at least 40,900,000 shares of authorized but unissued capital stock available for issuance without further shareholder approval. Any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution, which may adversely affect the market for the Company's Common Stock.

      4,750,000 of the Company's 6,500,000 outstanding shares of Common Stock as of April 23, 1998 are "restricted securities" and, in the future, may be sold upon compliance with Rule 144 under the Act. Rule 144 provides, in essence, that, if there is adequate current public information available concerning the Company, an affiliate, or a person holding "restricted securities" for a period of one year, may sell only an amount every three months equal to the greater of
(a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. Nonaffiliates, however, may sell "restricted securities" without such volume limitation if their shares are held for two years. Assuming that all of the Warrants are exercised and the shares of Common Stock offered hereby are sold, but that there is no exercise of any other issued and outstanding options or warrants, the Company will have 8,225,000 shares of its Common Stock issued and outstanding, of which 4,750,000 shares will be "restricted securities." Based on these assumptions, a holder of "restricted securities" who has held them for at least one year may sell under Rule 144 at least up to 82,250 shares during each three-month period. In connection with the Initial Public Offering and the Private Placement, the stockholders holding 4,000,000 of the Company's restricted shares have agreed not to sell, transfer, assign or dispose of any restricted shares of Common Stock prior to April 7, 1999. The sale of a significant number of these shares in the public market may adversely affect the market price of the Company's securities.

      Prospective investors should be aware that future sales may have a depressive effect on the price of the Company's Common Stock and, therefore, the ability of any investor to market his shares may directly depend upon the number of shares that are offered and sold.

Exercise of Warrants May Have Dilutive Effect on Market

      The Company's outstanding warrants, including the Warrants, the Underwriter's Warrants and the Placement Agent's Warrant, will provide, during their term, an opportunity for the holder to profit, upon exercise, from a rise in any market price of the Common Stock, with resulting dilution in the ownership interest in the

Company held by the then present stockholders. Holders of warrants most likely would exercise those warrants and purchase the underlying Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such Warrants, in which event the terms on which the Company may be able to obtain additional capital would be adversely affected.

Risks Inherent in Event of Warrant Redemption

      Any holder who does not exercise his Warrant prior to the time the Warrants are redeemed after notice by the Company will forfeit his rights to purchase the shares of Offered Stock underlying the Warrants. In the event that the Company determines to issue the redemption notice, holders of Warrants will be confronted with certain risks associated therewith. Because the redemption price is a nominal amount ($.05 per Warrant) upon redemption, investors may be forced (i) to exercise their Warrants when it may be financially disadvantageous for such holder to do so, (ii) to sell the Warrants, if a public trading market exists, notwithstanding possible adverse market conditions, or (iii) to accept the nominal redemption price. Under no circumstances shall the Company exercise any of its Warrant redemption rights at any time that a current Prospectus is not available so as to permit Warrant exercise.

Continuing Registration Required to Exercise Warrants

      The Company will be able to issue shares of Offered Stock upon exercise of the Warrants only if there is then a current prospectus relating to the Offered Stock and only if such Offered Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company is required to file post-effective amendments to the related registration statement to reflect in this Prospectus any facts or events arising after the effective date of the registration statement or the most recent post-effective amendment thereto which individually or in the aggregate, represent a fundamental change in the information set forth therein In accordance with Section 10(a)(3) of the Securities Act of 1933, when a prospectus is used more than nine months after the effective date of the related registration statement, the information contained therein generally must be as of a date not more than sixteen months prior to such use. The Company has undertaken to keep current the registration statement containing this Prospectus in order to permit the purchase and sale of the Offered Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. The Company may decide not to seek to qualify for sale the shares of Offered Stock in all of the states in which the holder of the Warrants reside and even if the Company seeks to so qualify, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Offered Stock is not kept effective or if such Offered Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside.

                                 USE OF PROCEEDS

      The Company intends to use the net proceeds from the exercise of the Warrants to fund the sales and marketing of Telecom 2000 Products; for research and development of other telecommunications products; and for other working capital and general corporate purposes. The Company may also use a portion of the net proceeds for the acquisition of businesses, products and technologies that are complementary to those of the Company. No such acquisitions are being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition.

      The Company reserves the right to allocate the proceeds of the Offering as management may perceive its needs from time to time in response to these and related contingencies. Pending such uses, the net proceeds will be invested in short-term, interest bearing investment grade securities and money market instruments.

      Although the Company is unable to predict the precise period for which the proceeds from the Offering will provide financing, management believes that the Company should have sufficient working capital to meet its cash requirements for the 12 month period following the date of the Prospectus. Although the Company currently has an unused $1,00,000 line of credit, the Company may need to seek additional funds through other loans or other financing arrangements during this period of time. No such other arrangements exist and there can be no assurance that they may be obtained in the future should the need for additional financing arise. See "Risk Factors - Possible Need for Additional Financing."


                                    DILUTION


      The difference between the per share exercise price of the Warrants per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution per share of Common Stock to investors in this Offering.

      As of December 31, 1997, the Company had pro forma net tangible book value of $9,598,000 or $1.48 per share, derived from the Company's balance sheet as of December 31, 1997 adjusted to give effect to the Private Placement on April 15, 1998. Net tangible book value per share means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the Offered Stock at an assumed price of $5.25 per share and estimated offering expenses, pro forma net tangible book value would have been $18,590,000 or $2.26 per share. The result will be an immediate increase in net tangible book value per share of $.78 (53%) to existing shareholders and an immediate dilution to new investors of $2.99 (57%) per share. As a result, public investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. The following table illustrates this dilution:


      Public offering price of the Offered Stock .........................          $5.25
        Pro forma net tangible book value per share, before the Offering..  $1.48
        Increase per share attributable to the sale by the Company of the
          Offered Shares .................................................    .78
                                                                            -----
      Pro forma net tangible book value per share, after the Offering.....           2.26
                                                                                     ----
      Dilution per share to new investors.................................           2.99
                                                                                     ----
                                                                                     ----

      The following table summarizes the investments of all existing stockholders and new investors after giving effect to the exercise of Warrants and issuance of the Offered Shares.

                                           Percentage                Percent of   Average
                                  Shares    of Total     Aggregate     Total       Price
                                Purchased    Shares    Consideration  Invested   Per Share
                                ---------    ------    -------------  --------   ---------
Existing Stockholders.........  6,500,000      79%      $19,396,000      68%       $2.98

Investors in this Offering....  1,725,000      21%      $ 8,992,000      32%       $5.21
                                ---------     ---       -----------     ---        -----

    Total.....................  8,225,000     100%      $28,388,000     100%       $3.45
                                ---------     ---       -----------     ---        -----

      No assurance can be given as to the timing of the exercise of the Warrants or whether any or all of the Warrants will be exercised. The foregoing analysis assumes no exercise of any options or warrants other than the Warrants, including the Placement Agent's Warrants and the Underwriter's Warrants. In the event of any such options or warrants are exercised, the percentage ownership of the investors in this Offering will be reduced and the dilution per share of Common Stock to investors in this Offering will increase.

                          MARKET PRICES OF COMMON STOCK

      The Company's Common Stock and Warrants have been quoted in the Nasdaq Smallcap Market under the symbols ETEL and ETEL W, respectively, since April 8, 1997. The following table sets forth the high and low closing sales price for the Common Stock as reported by the Nasdaq Smallcap Market for the periods indicated.


            Period                                     Common Stock
            ------                                     ------------
                                            High                           Low
                                            ----                           ---

April 8 - June 30, 1997                   $ 5.8125                      $ 3.8130
July 1 - September 30, 1997               $ 5.3750                      $ 3.7500
October 1 - December 31, 1997             $ 9.1250                      $ 4.8750
January 1 - March 31, 1998                $ 8.0000                      $ 5.0000




                                 CAPITALIZATION
                             (Dollars in thousands)


      The following table sets forth the capitalization of the Company, as of December 31, 1997 and as adjusted to reflect the sale of the Offered Stock. No assurance can be given to the timing of exercise of the Warrants or whether all or any of the Warrants will be executed. The table should be read in conjunction with the Financial Statements and the notes thereto.

                                                         Historical    Pro Forma(1)  As Adjusted(2)
                                                  December 31, 1997    ------------  --------------
                                                  -----------------
Long-term debt .....................................           $-0-            $-0-            $-0-
Stockholders Equity
  Common Stock, $.01 par value, 50,000,000 shares
    authorized, 5,750,000 shares outstanding; pro
    forma 6,500,000 shares outstanding reflecting
    the issuance of shares after the April 1, 1998
    private placement; 8,225,000 shares outstanding,
    as adjusted ....................................         57,500          65,000          82,250
Stock Subscriptions Receivable .....................            (46)            (46)            (46)
  Additional paid-in capital .......................     14,163,090      19,330,590      28,305,340
  Retained deficit .................................     (9,797,053)     (9,797,053)     (9,797,053)
                                                         ----------      ----------     -----------
    Total stockholders' equity .....................     $4,423,491      $9,598,491     $18,590,491
                                                         ----------      ----------     -----------
    Total capitalization ...........................     $4,423,491      $9,598,491     $18,590,491
                                                         ----------      ----------     -----------

----------

(1) The pro forma capitalization illustrates the effect of the sale of 750,000 shares of common stock in the April 1998 Private Placement.

(2) As adjusted to reflect the net proceeds of this Offering. Assumes no exercise of any options or warrants other than the Warrants, including the Underwriter's Warrants and the Placement Agent's Warrants;

                                 DIVIDEND POLICY

      Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid by the Company.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


Results of Operations


      Year Ended March 31, 1997 Compared to Year Ended March 31, 1996

      Sales increased by 87% to approximately $549,000 in the year ended March 31, 1997 from approximately $294,000 in the period ended March 31, 1996. The increase in sales dollars was attributable to the increased delivery of the Company's IntelliSeries Products and Help Desk Services. In the period ended March 31, 1997, revenue mix, as a percentage of sales, among products and services was 5% and 95%, respectively. Revenue mix among products and services for the corresponding period in 1996 was 15% and 85%, respectively. For the year ended March 31, 1997, the Company derived 78% and 21% of its sales from two customers, respectively and 32%, 29%, 16%, and 13% from four customers, respectively for the same period in 1996.

      Cost of product sales and service increased by 364% to approximately $410,000 in the year ended March 31, 1997 or 75% as a percentage of revenue as compared to approximately $88,000 or 30% as a percentage of revenue in the corresponding period in 1996. The dollar increase was largely attributable to the increased business volume and the associated labor, overhead, consultant and subcontract costs necessary to service the increased volume, as well as the foregoing compensation during the start-up phase (see pro forma adjustment on the Statement of Operations for the period from beginning of operations to March 31, 1996). The percentage increase was attributable to the proportional increase in service revenues compared to product revenues.

      General and administrative expense increased by 917% to approximately $1,171,000 in the year ended March 31, 1997 from approximately $115,000 in the corresponding period in 1996. The dollar and percentage increase were largely due to the hiring of administrative and selling staff. The number of employees of the Company engaged in general and administrative, selling, and research and development activities increased from one at March 31, 1996 to 11 at March 31, 1997. The Company plans to make additional expenditures in the research and development and the general, administrative and selling organizations as necessary over the next twelve months.

      Research and development costs increased to approximately $237,000 in the year ended March 31, 1997 as compared to $0 in the corresponding period in 1996. Research and development costs consist of hardware related development costs associated with its Telecom 2000 Products and the $50,000 purchase price for certain prototype boards, proprietary software code and research and development in May 1996. The Company also incurred approximately $521,000 in capitalized software development costs related to development of software for its Telecom 2000 Products in the year ended March 31, 1997. The Company plans to continue research and development activities, however, future software development costs will be capitalized in accordance with generally accepted accounting principles, subject to judgements to be made as to technological feasibility of the software development efforts and recoverability. Upon release of software products, ongoing development, maintenance and support costs will be expensed as incurred.

      Interest and financing charges net total was approximately $5,669,000 for the year ended March 31, 1997 as compared to approximately $627,000 in the corresponding period in 1996. The increase in interest and financing charges was mainly due to approximately $5,385,000 in interest expense associated with certain bridge loans and approximately $285,000 of costs associated with a planned initial public offering of securities in 1996 which was abandoned in September 1996. The extraordinary interest expense associated with the bridge loans reflects the highly speculative nature of the loans at the time. Traditional forms of short term asset based financing were not available to the Company. Management therefore believed the funds provided by the loans were critical to the Company to bring its products to market and justified the issuance of the bridge unit securities as additional consideration for such loans. The Company does not expect to encounter similar difficulty in obtaining short term financing in the future. Therefore, financing expense of the magnitude associated with the bridge financing is believed to be nonrecurring. The Company's product lines are, in some cases ready for, and in other cases being prepared for, commercial production. A portion of the proceeds from the Company's initial public offering was used to fund the production of start-up inventory necessary for initial deliveries to customers. By filling sales orders and generating increases in accounts receivable and cash flow, management believes traditional asset-based financing will be attainable to satisfy ongoing working capital needs. In addition to successfully completing its initial public offering in April, 1997, the Company also secured a $1,000,000 credit facility (see Liquidity and Capital Resources below). In April, 1998, the Company sold 750,000 shares of common stock in the Private Placement, resulting in net proceeds to the Company of approximately $5,175,000.

      Loss from operations increased to approximately $1,269,000 in the year ended March 31, 1997 as compared to income from operations of approximately $90,000 in the corresponding period in 1996. The dollar increase in loss from operations was largely attributable to the increase in research and development, and selling, general and administrative costs, and cost of product sales and service as discussed above. In future periods, gross margins may be affected by price competition or changes in sales channels, increases in the costs of goods or changes in the mix of products sold.

      Loss before income taxes increased to approximately $6,938,000 in the year ended March 31, 1997 as compared to loss before income taxes of approximately $537,000 in the corresponding period in 1996. The dollar increase in loss before income taxes was largely attributable to the increase in financing costs associated with a private placement and operating costs as discussed above.

      A valuation allowance has been established equal to the amount of income taxes pending evidence that the Company will be able to generate taxable net income which will be offset by the net tax loss carryforward in future years. Financing expense associated with the issuance of bridge units is non-deductible and is being treated as a capital transaction for income tax reporting purposes. The use of net operating losses by the Company in the future to offset taxable income may be limited to the event of a change in control of the Company in accordance with Section 382 of the Internal Revenue Code.

      Net loss for the year ended March 31, 1997 was approximately $6,938,000 or ($1.72) per share, compared to a pro forma net loss of approximately $775,000 or ($.26) per share for the same period in 1996. Pro forma data presented in the accompanying statement of operations reflect the result of operations on a pro forma basis had the officer been employed by the Company for the entire period at a compensation level equal to that contained in the agreement disclosed in Note F--Commitments and Contingent Liabilities.

Nine months Ended December 31, 1997 Compared to Nine Months Ended December 31, 1996

      Sales for the nine months ended December 31, 1997 were approximately $378,300, a decrease of 14% from the approximately $438,500 recorded for the corresponding nine months of 1996. The revenue decline was due primarily to the completion of several installation and support services contracts in 1996, and an increased emphasis on development and preparation for the general availability of the Company's T2000 product line. The services sales for the nine months ended December 30, 1997, were primarily from one customer.

      Gross profits for the nine months ended December 31, 1997 were approximately $170,100 or 45% of sales, compared to the approximately $135,200 or 31% of sales for the corresponding quarter of 1996. The gross profit percentage increase was due to the increased emphasis on product sales that have a higher gross profit contribution than software installation and support services sales.

      Selling, general & administrative expenses for the nine months ended December 31, 1997, were approximately $1,990,800, an increase of 235% over the approximately $594,000 recorded for the corresponding nine months of 1996. The dollar increase in these expenses over the prior year reflected additional spending for personnel and programs consistent with the Company's emphasis on its Telecom 2000 products. The increased spending level in the nine months of 1997 also reflected higher spending for programs and promotions needed to generate and support product roll-out of, as well as substantial marketing expenditures made in connection with the general availability of, the Company's Telecom 2000 products.

      Research & development expenses for the nine months ended December 31, 1997, were approximately $573,700, a 262% increase over the approximately $158,700 recorded for the corresponding nine months of 1996. The increased expenditures for research and development are due to the increase in number of employees and other expenditures devoted to the general development of the Company's technology products.

      Other income (expense) charges for the nine months ended December 31, 1997, were approximately $71,900, a decrease from the approximately $(5,712,100) recorded for the corresponding nine months of 1996. In the nine months ended December 31, 1996, the Company's other income and expenses included several one-time charges associated with the issuance of bridge loans which were subsequently converted to equity of approximately $5,385,100, and the cost of an abandoned stock registration of approximately $284,600. The Company also had an increase in funds invested over the same period in 1996.

      To date, inflation and seasonality have not had a material impact on the Company's results of operations.


Liquidity and Capital Resources


      The Company's operations to date have concentrated on continuing development of its products, establishing acceptance of its software products in the telecommunications industry, providing services to its existing customer base and securing financing necessary to fund development, operations and expansion of its business.

      For the year ended March 31, 1997, the Company's principal uses of cash were to fund the losses incurred and support the development of the Company's products. For the year ended March 31, 1996, net cash was provided to the Company by operating and financing activities.

      For the year ended March 31, 1997, the Company's cash and cash equivalents, invested cash and marketable securities decreased to approximately $379,000 from approximately $558,000 as a result of the loss incurred for the year along with the financing of capitalized software and fixed assets. The Company has no significant capital asset commitments.

      For the years ended March 31, 1997 the net cash used in operating activities was approximately $1,187,000 and for the same period in 1996 the net cash provided by operating activities was approximately $103,000, the increase in cash used in operating activities of approximately $1,290,000 was due to net losses from operations caused by increased research and development and selling, general and administrative expenses.

      For the year ended March 31, 1997 the net cash used in investing activities was approximately $646,000 as compared to $0 for the same period in 1996. In 1997, investing consisted primarily of increases in capitalized software development costs and purchases of capital equipment.

      For the years ended March 31, 1997 and 1996 the net cash provided by financing activities was approximately $1,655,000 and approximately $455,000, respectively. For the year ended March 31, 1997, financing activities consisted primarily of the issuance of bridge and convertible notes payable of approximately $1,750,000, which were ultimately converted to common stock. For the year ended March 31, 1996, financing activity consisted primarily of the issuance of bridge notes payable of approximately $500,000, which were ultimately converted to common stock.

      In April 1997, the Company received net proceeds of approximately $5,885,100 from an initial public offering of the Company's common stock and common stock warrants. The Company also secured a $1,000,000 one year credit facility in the nine months ended December 31, 1997, which is secured by investments, receivables and fixed assets. The Company used approximately $(2,131,200) in cash flows from operating activities, excluding changes in assets and liabilities, during the nine months ended December 31, 1997, compared to approximately $(916,400) for the corresponding nine months of 1996. The increase in cash flows used in operating activities excluding changes in assets and liabilities was mainly due to the increase in selling, general and administrative expenses and research and development expenses discussed above. The total net cash used by operating activities was approximately $(2,440,900) for the nine months ended December 31, 1997, compared to approximately $(911,100) for the corresponding nine months of 1996.

      Cash used by investing activities totalled approximately $2,924,500 for the nine months ended December 31, 1997 as compared to approximately $462,200 for the corresponding nine months of 1996. The main component of that investing activity was the investment in short-term securities of approximately $2,254,200, as well as continued expenditures for capitalized software development and property and equipment of approximately $290,400 and $380,000, respectively. The majority of the expenditures related to continued development of the Company's Telecom 2000 Products.

      Cash provided by financing activities totalled approximately $5,880,600 for the nine months ended December 31, 1997, compared to approximately $1,484,200 for the corresponding period of 1996. The Company successfully completed an initial public offering in April 1997, which yielded net proceeds of approximately $5,885,100. The Company has access to a $1,000,000 credit line secured by investments, fixed assets and receivables, but did not borrow against that line of credit during the nine months ended December 31, 1997. This line of credit expires in May, 1998; while the Company believes that it will be renewed, no assurance can be given in this regard. In April, 1998, the Company sold 750,000 shares of Common Stock resulting in net proceeds to the Company of approximately $5,175,000.

      The Company expects to continue to make significant investments in the future to support its overall growth. Currently, it is anticipated that ongoing operations will be financed primarily from net proceeds of the initial public offering and subsequent private placement, the line of credit facility, from internally generated funds and from other potential financing sources under consideration. The Company presently has a line of credit, investments, and cash and cash equivalents on hand and believes that these will be adequate to meet the Company's anticipated cash requirements through March, 1999. However, while operating activities have provided and may provide cash in certain periods, to the extent the Company has experienced or experiences growth, the Company's operating and product development activities have used and may use cash and consequently, such growth may require the Company to obtain additional sources of financing. There can be no assurances that unforeseen events may not require more working capital than the Company currently has at its disposal, or that the Company will be able to obtain financing from additional sources.


                                    BUSINESS


      The Company develops, produces, markets and supports open telecommunications software and related hardware products that enable, enhance, and manage telephone communications over the Internet, private IP networks and "intranets," and other types of Digital Data Networks. The Company's Telecom 2000(TM) Products provide a user-friendly method of high fidelity telephone communications through DDNs. Through the use of Telecom 2000, organizations can reduce their telephone expenses by extending their telephone services to remote offices and mobile employees, in some cases bypassing long distance service charges, using their existing internal DDNs.

Company Background

      Since its founding, the Company has focused on the development of software-based telecommunications products that enable, enhance or manage telephone communications. In the early 1990's, prior to the Company's founding, its principal founder, President and Chief Executive Officer, Robert A. Veschi, collaborated in developing telephony-over-data telecommunications products with Arthur Henley and Scott Grau, two other founders of the Company. Working within a corporation named Officecom, Inc., this product development effort included the invention by Messrs. Henley and Grau of the technology covered by the 353 Patent. In order to continue this product development effort, in March 1996 the Company acquired all right, title and interest in and to the 353 Patent from Messrs. Henley and Grau in consideration of a five percent royalty against gross profits from the sale of products covered by the 353 Patent. The Company completed this intellectual property acquisition in April 1996 by purchasing all of the assets of Officecom, Inc. for $50,000.

      The Company purchased a set of products, licenses and contracts from a Washington, DC area telecommunications firm, OctaCom, Inc., in May 1995. This transaction included the assignment of contracts to provide services to Sprint Communications Company, LP ("Sprint") and Comsat Corp., the acquisition of the Company's IntelliCD(TM) and DebitBill(TM) products, and an exclusive license for e-Net NMS(TM). The initial revenue and contract base for the Company was established at this time.

      The Company was awarded a contract known as Internet Protocol Dial Services Support ("IP Dial Support") by Sprint in February 1996, under which e-Net technical personnel provide Internet usage, management and maintenance services to Sprint. Sprint expanded e-Net's IP Dial Support role in February 1997 by adding to the contract Sprint Frame-Relay network reporting using the Company's Intelli-Series(TM) product.

      The Company announced its first Telecom 2000 Products in April 1996. Thereafter, the Company established two significant "beta" test sites for the Telecom 2000 system: Intermedia Communication Incorporated ("ICI"), a substantial regional competitive local exchange carrier ("CLEC"), in October 1996, and Sprint, a major long distance services provider, in November 1996. These agreements provided e-Net with Telecom 2000 Product usage experience and established references for e-Net with these two companies. Long distance services providers and CLECs, such as ICI and Sprint, are among the Company's primary target customers for Telecom 2000 Products.

      Having completed "beta" testing, in May 1997 the Company announced its IP version of Telecom 2000. In July 1997, the Company began sales of Telecom 2000 Products with the introduction of the Telecom 2000 Desktop System. In August 1997, the Federal Communications Commission certified the Telecom 2000 Desktop System for interconnection to public telephone systems, eliminating a regulatory impediment to sales, and in October 1997 the Company announced that it had hired its first Vice-President of Sales.


Industry Background


      The Internet is a global web of computer networks. Developed over 25 years ago, this "network of networks" allows any computer attached to the Internet to talk to any other using the Internet Protocol. The Internet has traditionally been subsidized by the U.S. federal government, and was historically used by academic institutions, defense contractors and government agencies primarily for remote access to host computers and for sending and receiving e-mail. As the number of commercial entities that rely on the Internet for business communications and commerce has increased, the level of federal subsidies has significantly diminished, and funding for Internet infrastructure and backbone operations has shifted primarily to the private sector.

      In the mid-1990's, companies began to develop and market products that delivered audio, including voice, over the Internet. Early Internet telephony required cumbersome components to make Internet-based telephone calls, such as personal computer speakers and microphones. In addition, participants in the telephone call had to use identical software, running at the same time. Voice quality was poor, with a half-duplex nature and with long delays; however, the promise of this technology was established because the Internet telephone call could seemingly be made "free," even over long international distances, and because the extraordinary increase in users of the Internet began to create a large target market for the products. See "-Competition."

      "Voice-over-IP" refers to the transmission of voice as digital data on IP-compatible networks, which include the Internet as well as Internet-compatible, private "Intranets." IP networks are increasing in usage and popularity as a function of an increase in the number of Internet users. "Telephony" is distinguishable from "voice" in that voice is the sound of speech, whereas "telephony" means voice coupled with features such as full-duplex, call waiting, call holding, call transfer, conference calling, billing, voice-mail and the like. Management believes that telephony on IP networks is becoming more attractive because of the low cost of using IP networks (especially the Internet), because of the growing number of IP network users and because IP telephony products like e-Net's are improving their voice sound quality. The Company believes that, due to the demand for lower cost telephone service, the market for telephony through DDNs, while in its early stages, holds significant potential for growth. According to a recent report issued by the technology industry analysis firm Frost and Sullivan, market for Internet telephony gateways is forecast to grow from $4.7 million in 1996 to $1.8 billion in 2001. Although the Company has not participated in any of the formal research contained in the Frost and Sullivan report and cannot endorse its methods or conclusions, the Company generally believes that this market will grow substantially and that its products are well positioned to capture a significant share of this new, emerging market.

Telecom 2000(TM) Products

      The Company's Telecom 2000 Products enable telephony through DDNs. Telecom 2000 Products provide high fidelity duplex voice and telefax through DDNs, and also generally offer traditional telephony features such as call waiting, call holding, call transfer, conference calling, billing, voice-mail and the like. The Company views its products as offering several competitive advantages. First, Telecom 2000 Products facilitate low-cost DDN telephone service with substantially the same operating features and the voice quality of traditional telephone service. Next, the use of Telecom 2000 Products can be gradually implemented so that growth from small installations to large installations can occur while the user maintains high levels of performance and preserves a substantial amount of its prior technology investment. Finally, the distributed architecture of Telecom 2000 Products is designed to avoid problems associated with centralized systems, such as system-wide telephony loss due to the malfunction of a single computer or PBX, limitations on system growth and excessive hardware cost. There are three classes of Telecom 2000 Products, two of which include products that are available for delivery.

      Telecom 2000 Desktop - Small Systems

      This product set, with sales commencing in July 1997, consists of e-Net's award-winning Telecom 2000 Desktop system with two components, the TS-Workstation card and the CO-Gateway card. This system uses the customer's existing network computer installed base and its fixed-cost, available-capacity LAN/WAN, including the Internet, to provide peer-to-peer toll-quality telephony, with or without the use of a PBX.

      The small systems product set also includes the Telecom 2000 Retail Consumer product, which the Company expects will be announced and available in May 1998. This product will be a half-card TS circuit set with a dial-up functionality enabling Internet telephony for the individual consumer and home use, is expected to be the lowest-priced Telecom 2000 Product offering and, in management's view, offers a broad market potential. In combination with some of the advanced Internet "chat-room" services, this product is designed to provide a unique, secure, private-dialing-plan Internet telephony service with high fidelity, at a low price.

      Generally speaking, Telecom 2000 Desktop products are characterized by embedded firmware, which can be placed on a computer integrated circuit board, in the assembly of a modem (cable TV set-top, DSL box, ISDN pipe) or in a router, switch or multiplexer. Telecom 2000 Desktop products start with one port and scale up to 24 ports. When all products are announced, the price range of the Telecom 2000 Desktop product set is expected to be between $100 and $5,000.

      Telecom 2000 Customer-Premises-based Gateway - Medium Systems

      The Telecom 2000 Customer-Premises-based Gateway product set was announced in October 1997 and made available for shipment in February 1998. It provides T1/E1 voice-over-data advantages, consolidates customer site-originated telephone calling for data network-based transport and efficiency and delivers a mid-level of data network call volume handling on a cost-effective basis. Starting with 24 ports (T1 single span), the product is scaleable up to 96 channels per-chassis (and 192 ports in a dual back plane configuration). Each chassis is capable of being interconnected to obtain single-device performance, gaining more ports as a function of this "linking" or "ganging."

      The resulting product suite delivers a customer site application of high voice quality with a low per-port data network telephony price. When all products are announced, the price range of the Telecom 2000
Customer-Premises-based Gateway product set is expected to be between $5,000 and $50,000.

      Telecom 2000(TM) Carrier-Class Gateway - Large Systems

      The large systems product set, Telecom 2000 Carrier-Class Gateways, was announced in December 1997, is under development and is anticipated to be ready for delivery by September 1998. Of all Telecom 2000 Products, it will offer the largest number of ports. It is designed to be scaleable from the equivalent of four T1s up to 60 T1s, with high fidelity voice quality, and is intended to meet fully all-existing and evolving standards for the emerging voice-over-IP carrier market. The Company believes that, at the time of its introduction, this system will be the only available DDN telephony technology offering over 1000 simultaneous call capacity in a single cost-effective, space-efficient chassis. Each chassis is capable of being interconnected to obtain single-device performance and greater port density, with no logical upward limitation on the total number of ports.

      The Telecom 2000 Carrier-Class Gateway is being designed to meet all interconnection and compression standards, will be certified in most foreign countries, and is designed to be fully NEBS-compliant for main long distance carriers, alternate access carrier, local exchange carrier and CLEC customers. When all products are announced, the price range of the Telecom 2000 Carrier-Class Gateways product set is expected to be between $100,000 and $500,000.

Other Company Products and Services

      e-Net NMS(TM) and IntelliSeries(TM)

      The Company sells a proprietary, expert systems-based, user friendly, object-oriented network and system management product called the e-Net NMS(TM) network management system. e-Net NMS provides enterprises with a broad range of capabilities for managing global telephone and data networks. This product offers automated management of operating problems, system configuration, system performance, system security, accounting, network traffic optimization and re-routing, configuration and database management, and system failure detection.

      e-Net has developed a set of products called IntelliSeries(TM) to provide a simple, inexpensive network usage and billing reporting capability. IntelliSeries uses imaging technology and is a general-purpose search and retrieval engine that can be used in a wide variety of user applications. One of e-Net's clients, Sprint, uses IntelliSeries products to provide its clients with database access to their monthly call detail record data and frame relay performance data.

      The Company believes that Telecom 2000 Products and competitors' voice-over-data products will gain usage on DDNs, and that this increase in usage will create greater data volume on DDNs. The Company anticipates that this volume growth will increase the opportunity for sales of data network management and network reporting products like e-Net's NMS and IntelliSeries products. The Company intends to couple sales and marketing of Telecom 2000 Products with marketing activity for e-Net NMS and IntelliSeries Products.

Strategic Relationships

      e-Net has established, and intends to continue to establish, a variety of strategic relationships that are intended to result in the embedding of e-Net telephony-enabling technology in various DDN devices. Strategic partners are important to the Company because they have developed products or they deliver services established in the DDN communications market, but have not yet implemented telephony capability within those products or services.

      To date, Sprint has been the Company's largest customer. The IP Dial Support contract provided a significant increase in revenue to the Company, grew the Sprint technology relationship, validated the efficacy of the use of the IntelliSeries products and increased the Company's involvement in the Internet-related business and technology. Arising out of the growing Sprint technology relationship under the IP Dial Support contract, Sprint became a "beta" test site for the Company's Telecom 2000 Product in November 1996.

      In June 1997, the Company announced an agreement for cooperative marketing with Paradyne Corporation. Under the agreement, e-Net's Telecom 2000 is demonstrated and sold operating in conjunction with Paradyne's DSL technology product called HotWire(TM). Headquartered in Largo, Florida, Paradyne is a leading developer and provider of products and technologies that facilitate high-speed access to networks worldwide for communications, computing and information. The Company believes that Paradyne's DSL products are among the best products, in terms of price and performance, in the telecommunications industry. The Company believes that DSL products have a strong market potential. DSL technology delivers digital data at high speeds on existing copper telephone lines, and the Company expects that the Regional Bell Operating Companies ("RBOCs") may, at some point in the future, sell access to copper telephone lines to digital data service providers at a lower price, "unbundled" from other RBOC services. If so, digital data service providers and the home consumer will have the opportunity to provide and acquire more information at a lower cost with DSL. In particular, the Company's DDN telephony products could be used to include telephone service in those digital data service packages at a low price.

      In August 1997, the Company announced an agreement with Magellan Network Systems, Inc., ("Magellan") for product development and software integration of Magellan billing, voice-mail and other software with e-Net's Telecom 2000 Carrier-Class Gateway products. This cooperative development and marketing arrangement is expected to give e-Net's Telecom 2000 Carrier-Class Gateway products the carrier-class software applications required to address the needs of large-call-volume customers. Magellan, a privately held corporation with headquarters in Sunnyvale, California, is a supplier of the M4000 Enhanced Services Platform, offering long distance switching, debit card, calling card, international call-back and voicemail applications to domestic and international carriers and service providers. All of these applications integrate with Magellan's system management software, which provides sophisticated system management and billing capabilities. Magellan Communications, Inc., a related company, specializes in unified messaging systems and voice processing equipment for many of the world's leading telephone companies.

      In December 1997, the Company announced an agreement with Summa Four, Inc. to build e-Net's Telecom 2000 Carrier-Class Gateway. This agreement provides a preferential and discounted arrangement under which the two companies can purchase and license each other's products in order to deliver, through their respective sales channels, what the Company believes will be a unique product. Because of Summa Four's price and performance, management believes that embedding e-Net technology on Summa Four's existing product is the optimal approach for designing and building the Telecom 2000 Carrier-Class Gateway. Summa Four also utilizes the same family of microprocessor that e-Net uses, which may reduce product development risk and delay. Summa Four is a leading provider of open, programmable switching platforms that enable telecommunications providers worldwide to build intelligent, flexible networks that support the rapid deployment of new wireline and wireless services. An ISO 9001 certified company, Summa Four is headquartered in Manchester, New Hampshire, and has sales, service and support offices in the United States, the U.K., Singapore and Japan.

      In January 1998, the Company announced that it had been awarded a contract from Com21, Inc. This agreement provides that e-Net will deliver certain of its existing software to Com 21 and develop additional software for Com21. The combined software delivered and developed by e-Net for Com21 is intended to be used to integrate telephone and telefax capabilities into a cable television modem embedded in the cable television control unit typically located on top of the consumer's television set. This new system is expected to allow customers to plug their telephone, telefax and/or computer into their cable television system to take advantage of the speed of the cable system, which far exceeds the speed of other home data network transmission lines. Customers of cable systems would be able to make local calls without existing RBOC fees, and customers of cable systems that are connected to cable systems in other localities would be able to make long distance calls through the cable television system without incurring the long distance toll charges assessed by traditional long-distance telephony service carriers. The contract calls for e-Net to receive an up-front payment, milestone payments and a per-unit royalty for the 30 months following the introduction of the product. The contract is not exclusive, and the Company hopes to expand its offering of telephony products in the cable television market. Com21, which is located in Milpitas, California, develops, manufactures and markets cable modem based communication systems. Its ComUNITY Access system provides end-to-end Ethernet data communications over cable TV networks. The underlying ATM architecture makes possible mixed media (voice, data, video) applications from the same cable modem platform. Com21's systems serve business, SOHO (small office, home office) and residential markets.

      In April 1998, the Company signed a contract with IDT Corporation. Under this agreement, the Company has a license to distribute IDT's Net2Phone software with its Retail Consumer product. The agreement also permits e-Net's customers who purchase its Telecom 2000 Retail Consumer product to make Internet telephone calls on an ordinary telephone handset across IDT's Internet telephone network, with the Company receiving six and one half per cent (6.5%) of IDT's gross revenues arising from such use.

Sales and Marketing Strategy

      The Company's primary sales and marketing strategy is to expand its sales force and dedicate that force to creating strategic end-users and reseller channels for the Company's products. This strategy commenced with the hiring of the Company's first Vice-President of Sales in October 1997, and the subsequent hiring of four new Account Managers. With this sales force in place, the Company will seek to rapidly establish a few larger installed bases of users of Telecom 2000 Products.

      With the over fifty corporate customers who have purchased the Telecom 2000 Starter Kit, an introductory unit of Telecom 2000 Desktop system, they Company believes it is beginning to create a class of "strategic end users." Management believes that many of these corporate enterprises have the capability to evolve into multi-user Telecom 2000 customers. Therefore, a first priority of the Company's business strategy is to take advantage of these accounts and increase their usage of e-Net's products.

      Management expects to further promote this sales strategy by the expansion of distribution arrangements through distributors and systems integrators. The Company intends to use a "channel sales" approach to penetrate its target markets. These channels will be based upon "value-added" inventory/warehousing capability, sales volume commitments, geographical positioning and other factors. e-Net has and is developing relationships with carrier product distributors, personal computer system integrators, complex information system builders and managers, Government-oriented resellers and foreign-country located dealers. The Company has existing reseller relationships with Unicent Technologies, Inc., Government Technology Services, Inc., Socrates, Inc. and Comtel Electronic Systems Gmbh. Several other major corporations have engaged in significant product testing dialogue with the Company and have acquired products for testing as a preliminary step toward developing more formal distribution arrangements.

      The Company adopted a number of additional sales techniques and has targeted certain other markets in order to enhance its primary sales strategy. These include: entering into royalty and licensing agreements for the Company's intellectual products (such as the Com21 contract); stressing the advantages offered by telephone usage on the Internet and private IP networks to the increasing number of major corporations that make routine use of these DDNs; marketing to the increasing numbers of small businesses and individuals that use the Internet by stressing the cost advantages and ease of use of the Company's products; marketing on the Internet itself, through the Company's web site, to more directly target the existing Internet users who the Company believes are more likely to recognize the advantages of the Company's products; marketing to PC users through print and television advertisements, with sales promotions such as trade shows and technology expositions, and other efforts to garner media coverage; and through the Company's three-person telephone sales organization.

      The market for the Company's software and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services for communication and commerce over DDNs. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The industry is young and has few proven products. While the Company believes that its products offer significant advantages for telephony over DDNs, there can be no assurance that DDN telephony will become widespread, or that the Company's products for DDN telephony will become adopted for these purposes.

Government Regulation

      The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet or to Internet telephony. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as regulation of prices charged for this kind of telephony, user privacy, and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet or of Internet telephony, which may in turn decrease the demand for the Company's products and increase the Company's cost of doing business or otherwise have a material adverse effect on the Company's business, operating results or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain.


Patent, Trademark, Copyright and Proprietary Rights


      In March 1996, the Company acquired all right, title and interest in and to the 353 Patent. The Company believes that the 353 Patent is the first patent that specifically involves telephony through DDNs. The Company believes that the 353 Patent may provide certain strategic and technological advantages in the emerging market for telephony through DDNs. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of the 353 Patent. The Company's current and anticipated product line is not wholly dependent on the validity or applicability of the 353 Patent, and not all of the Company's products are covered by the 353 Patent.

      The Company's success and ability to compete is dependent in part upon its proprietary technology. The source code for the Company's proprietary software is protected both as a trade secret and as a patented work, which the Company believes is a competitive advantage. There can be no assurance, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of its proprietary technology. See "Risk Factors -- Uncertain Protection of Patent, Trademark, Copyright and Proprietary Rights." The Company also uses certain technology that it purchases or licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. Of particular note is certain standards-based compression software that the Company currently licenses from elemedia, an affiliate of Lucent Technologies, Inc. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. Although the Company believes that it is not unduly reliant on any of these third parties or their products, and the Company is aware of alternate sources of supply, the loss of or inability to maintain any of these technology licenses may result in delays or reductions in product shipments until equivalent technology may be identified, licensed and integrated. Any such delays or reductions in product shipments may materially and adversely affect the Company's business, operating results and financial condition.


Competition


      The market for DDN products and services, including the telephony application, is new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist, intensify and increase in the future, from start-up companies to major technology and telecommunications companies. Almost all of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. Such competition may materially and adversely affect the Company's business, operating results or financial condition. See "Risk Factors - Substantial Competition."

      The sets of competitors associated with the three classes of Telecom 2000 Products are:

      DDN Telephony Small Systems

      A number of companies in this field have developed low-speed, half-duplex audio/voice communications software programs which use the Internet as a voice network and deliver voice by means of PC-based software, mostly for home users. These products compete with the Telecom 2000 Desktop Retail Consumer systems. Some of these competing products use the telephone handset, while some rely on PC-based speakers and microphones. Many of these products deliver voice sound which is delayed or which contains echo and "jitter," producing overall low quality, but some of these products are sold at a price substantially lower than the Company's products. Generally designed for the home user market, these competitor products have gained market share compared to e-Net, and some of the competitors are large software corporations that specialize in home PC software, giving them a competitive marketing advantage to e-Net due to their greater distribution channel capacity and name recognition.

      Some of the competitive products in this market provide computer telephony Graphical User Interfaces ("GUIs") in accordance with the Microsoft Telephony Applications Programmer Interface ("TAPI") standard, as does e-Net, while some do not. The level of sophistication of the GUI varies among the competitors. Some competitors of the Company have developed, produced and marketed products strictly for Internet telephony, not for other DDNs, while other competitors do not offer IP telephony but reside only on ATM-type DDNs. e-Net believes that its products are well-positioned because they offer telephony on all DDNs, including Ethernet in local area networks, which is relatively uncommon among its competitors. Within this field of competitors, some companies have developed, produced and marketed end-user/client application products that extend or replace PBX devices with computer software technology, like e-Net, delivering PBX-like features such as call waiting, call holding, call transfer, conference calling, billing, voice-mail and the like.

      Microsoft Corp., VocalTec Inc., NetSpeak Corp., Altigen Communications, Inc., Sphere Communications, Inc. and Quicknet Technologies, Inc. are some of the companies that compete with e-Net in the small systems market.

      DDN Telephony Medium Systems

      The companies that offer customer-premises-based gateway products delivering voice over DDNs that compete with Telecom 2000 Customer-Premises-based Gateway systems are, in some cases, larger and have more significant revenues than e-Net. The greater size and market share of such companies may offer them greater distribution channel capacity and name recognition. Most of these companies offer telephony software features residing in computer file servers, so that all common telephone features such as dial-tone and off-hook detection are centralized. This approach has allowed these competitors to complete product development earlier in the technology cycle than e-Net; however, the Company believes that its products are well positioned now to gain market share due to the performance and cost advantages of their distributed architecture.

      VocalTec Inc., NetSpeak Corp., Micom Communications Corporation (a wholly-owned subsidiary of Nortel Corporation), Vienna Systems, Inc., a Newbridge Networks, Inc. affiliate, Clarent Corporation and Inter-Tel Communications are some of the companies that compete with e-Net in the medium systems market.

      DDN Telephony Large Systems

      To the knowledge of the Company, no competitive product has the intended and announced features, performance or design of e-Net's Telecom 2000 Carrier-Class Gateway. However, the Company has reviewed a number of competitors' announcements that make general reference to intentions to launch or commence IP telephony products to enable voice for Internet service providers and data communications carriers. Data product companies with announced plans of this general nature that may compete with the Company in the future include Cisco Systems, Inc., Lucent Technologies, Inc., 3Com Corporation, Cabletron Systems, Inc., and Bay Networks, Inc.

Product Development

      The Company's current development efforts are focused on new products, product enhancements and implementing existing products within the three classes of Telecom 2000 Products: the Telecom 2000 Desktop and Retail Consumer systems, Telecom 2000 Customer-Premises-based Gateway, and the Telecom 2000 Carrier-Class Gateway system.

      DDN Telephony Small Systems

      For the Telecom 2000 Desktop product, one development priority is the improvement of DDN telephony network management software specific to the Telecom 2000 Desktop product. If very large numbers of Telecom 2000 Desktop product are installed on an private DDN intranet, the Company believes that customers will need network traffic engineering software to optimize the product's performance. The Company also is enhancing the conference-calling capability of this product to create a teleconferencing bridge that will extend the number of simultaneous conference calls on the system from the current three-call maximum to a 24 call maximum. Finally, the Company is finalizing the market version of its Telecom 2000 Retailer Consumer product. The Company believes that the development activity associated with the Telecom 2000 Retail Consumer product will be completed by May 1998 and that the development activity associated with the Telecom 2000 Desktop product network management software and teleconferencing bridge will be completed by September 1998.

      DDN Telephony Medium Systems

      A Company development priority for Telecom 2000 Customer-Premises-based Gateway products is the implementation of a greater level of "voice compression." Voice compression allows the products to transport more digital telephony on DDNs without increasing the bandwidth of the DDN. DDN bandwidth is valuable, and by compressing telephony, greater financial savings are gained by users. The Company currently uses a relatively modest compression scheme, known in the industry as "PCM," for its Telecom 2000 Customer-Premises-based Gateway products. It expects to release "ADPCM" compression, which is a significantly greater degree of compression, for Telecom 2000 Customer-Premises-based Gateway products in March 1998. The Company plans to have available for delivery to customers an even higher compression scheme by July 1998.

      Greater voice compression, generally speaking, degrades voice quality for DDN telephony, so that DDN telephony users choose between the benefits of low bandwidth consumption and poor voice quality or the expense of higher bandwidth consumption with better voice quality. The Company's developments seek to reduce the lower voice quality of compression, and to allow customers to determine which bandwidth cost/voice quality tradeoff best suits their needs.

      DDN Telephony Large Systems

      One of the Company's highest priorities is the Telecom 2000 Carrier-Class Gateway product, currently under development in conjunction with Summa Four. This product development also will address compression issues relevant to Telecom 2000 Customer-Premises-Based Gateway products. Management believes that standards compliance for compression is important for a product aimed at telecommunications carriers. e-Net and Summa Four have chosen the compression standard set under a scheme licensed for elemedia and known as G.723.1. Other issues for development of this Carrier-Class gateway are maintaining interoperability with DDN and IP telephony gateways made by other manufacturers and insuring the efficient physical size and the environmental tolerance of the product. The Company plans to complete development of the Telecom 2000 Carrier-Class Gateway product in September 1998.

      These product developments are currently on schedule, but there can be no assurance that product development will occur as expected or otherwise on a timely and cost-effective basis, or, if introduced, that these products will achieve market acceptance. See "Risk Factors -Technological Change; Market Acceptance of Evolving Standards."

      At December 31, 1997, the Company capitalized approximately $894,000, net of amortization, in software product development costs. All other product development costs have been expensed as incurred. The Company believes that significant investments in research and development are required to remain competitive. As a consequence, the Company intends to increase the amount of its research and development expenditures in the future.


Employees


      The Company believes that one of its key competitive advantages is its technical experience and expertise. The Company's core development group includes individuals who have developed and implemented telecommunications network management software and other Internet and intranet related products and services as such products and services have emerged as a recognized application over the last twelve years. As of February 28, 1998, the Company had 30 employees, including 14 in Product Development, 5 in Sales, and 11 in Operations and Administration.

Facilities


      The Company leases approximately 5,500 square feet for its principal executive offices, which are located at 12800 Middlebrook Road, Suite 200, Germantown, Maryland 20874. The Company's Austin, Texas product development facilities are approximately 4,000 square feet and are located at 12710 Research Blvd., Austin, Texas 78759. The Company also leases approximately 1,500 square feet for storage and excess capacity located at 12325 Hymeadow Drive, Austin, Texas 78750. Base rental for the current premises is approximately $7,900, $6,600, and $1,200 per month, respectively. The leases require the Company to pay certain property taxes and certain operating expenses. The Company believes that its current and anticipated facilities are suitable and adequate for its operations.


                                   MANAGEMENT

      The officers and directors of the Company are as follows:



          Name                      Age      Title
          ----                      ---      -----
          Alonzo E. Short           57       Chairman of the Board

          Robert A. Veschi          34       President, Chief Executive
                                             Officer, Director

          Christina L. Swisher      32       Vice President, Operations and
                                             Secretary

          Donald J. Shoff           43       Vice President of Finance and Chief
                                             Financial Officer

          William W. Rogers, Jr.    55       Director

          Clive Whittenbury, Ph.D.  61       Director

          William L. Hooton         45       Director

      Each of the directors of the Company currently holds office until his or her successor is elected and qualified. At present, the Company's By-laws provide for not less than one director nor more than nine directors. Currently, there are five directors in the Company. The By-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of the Company. Mr. Veschi has served as a promoter of the Company and the consideration received for such services has been limited to the compensation disclosed under " - Remuneration." The officers of the Company devote full time to the business of the Company.

      The principal occupation and business experience for each officer and director of the Company for at least the last five years is as follows:

      ALONZO E. SHORT, JR., Lt. Gen., USA (ret.), 57, has been chairman of the board of the Company since January 1996. General Short has more than 30 years experience in executive management, operations and the engineering, design and development of large-scale telecommunications and data systems. General Short retired from the service in 1994 following a career that included serving as deputy commanding general (1988-1990) and commanding general (1990-1991) of the U.S. Army Information Systems Command, a major information technology organization, which was responsible for all telecommunications during the Desert Shield/Desert Storm operation, among other responsibilities. From 1991 to 1994, General Short was director of the Defense Information Systems Agency, a major information technology organization which is responsible for telecommunications and related services to the President of the United States, Secret Service, Joint Chiefs of Staff, Secretary of Defense, among other high level federal entities. From 1994-1997, General Short was president and chief executive officer of MICAH Systems, Inc., a Washington, D.C. metropolitan area based information, technologies management and consulting firm. In September 1997, General Short joined Lockheed Martin , an aerospace, defense, and information technology company, as a Vice-President. Since January 1996, General Short has been instrumental in the organization and development of the business of the Company.

      ROBERT A. VESCHI, 34, has been president, chief executive officer, and a director of the Company since January 1995. Mr. Veschi is the founder of the Company, which began its operations in June 1995. Mr. Veschi has significant experience in executive management, operations and the engineering, design and development of telecommunications and computer products and systems. From 1986 to 1990, Mr. Veschi was manager of systems engineering for International Telemanagement, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm. From 1990 to 1994, Mr. Veschi was a group president of I-Net, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm. From December 1994 to May 1995, for approximately six months, Mr. Veschi was president and chief executive officer of Octacom, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm, and a wholly-owned subsidiary of Octagon, Inc., an Orlando, Florida metropolitan area based publicly held technical services firm. From July 1994 to May 1995, for approximately nine months, Mr. Veschi was a vice president of telecommunications for Octagon, Inc., and from January 1995 to May 1995, for approximately four months, Mr. Veschi was a member of the board of directors of such company. Since June 1995, Mr. Veschi has been instrumental in the organization, development and promotion of the Company.

      DONALD J. SHOFF, CPA, 43, has been vice president of finance and chief financial officer since November 1997. Prior to that, Mr. Shoff was director of finance and assisted the Company as a consultant prior to employment. Mr. Shoff has 21 years of significant experience in both public accounting firms and with high technology companies, both public and private. From 1977 to 1981, Mr. Shoff was a staff accountant and senior accountant on the staff of local Washington, D.C. public accounting firms. From 1982 to 1986, Mr. Shoff was the corporate cost accounting manager and a group controller for Science Applications International Corporation, a high technology products and professional services public corporation, where he was responsible for the corporate cost accounting functions and controllership of a high technology services operation group. From 1987 to 1992 and from 1993 to 1996, Mr. Shoff consulted independently and as a Senior Manager of Grant Thornton LLP, a major accounting and management consulting firm, with public and privately held high technology companies doing business with the Federal government. From 1992 to 1993 Mr. Shoff was vice president of finance and administration for Comsis Corporation, a Washington, D.C. based privately held engineering and technology company doing business with the Federal and various state governments. Mr. Shoff holds a B.B.A. degree from the Pennsylvania State University and is a certified public accountant.

      CHRISTINA L. SWISHER, 32, has been vice president of operations since December 1996 and secretary of the Company since February 1997. Ms. Swisher has significant experience in the computer networking management, systems and operations. From 1991 to 1993, Ms. Swisher was a technical and graphics specialist with the Air Force Association, a Washington, DC area based national services organization, where she was responsible for technical and statistical analyses. From 1993 to 1995, Ms. Swisher was the manager for computer networks for computer network systems and operations for I-Net, Inc., a Washington, DC metropolitan area based information, data and network systems firm. Since 1995, Ms. Swisher has been director of technical services with the Company, becoming vice president of operations in December 1996.

Since June 1995, Ms. Swisher has been instrumental in the organization and development of the business of the company.

      WILLIAM W. ROGERS, JR., 55, has been a director of the Company since January 1997. Mr. Rogers has substantial senior management, operations and technical and engineering services experience. From 1972 to 1987, Mr. Rogers was a general manager engaged in operations, technical and engineering services for Boeing Computer Services, Inc. From 1987 to 1989, Mr. Rogers was president and chief executive officer of International Telemanagement , Inc., a McLean, Virginia based telecommunications and systems engineering and services company. From 1989 to 1991, Mr. Rogers was a vice president of Fluor-Daniel, where he was responsible for telecommunications and systems integration services. Since 1991, Mr. Rogers has been a vice president with Computer Sciences Corporation, a McLean, Virginia based technology products, systems and services company, where he is responsible for systems integration and related technical services. Since January 1997, Mr. Rogers has been instrumental in the organization and development of the Company. Mr. Rogers holds a B.A. degree from West Virginia University.

      WILLIAM L. HOOTON, 45, has been a director of the Company since January 1996. Mr. Hooton has substantial experience in the management, design, operation, marketing and sales of image conversion systems, electronic imaging system integration, data automation and high performance data storage subsystems. From 1990 to 1993, Mr. Hooton was vice president of operations and technical and business development of the Electronic Information Systems Group of I-Net, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm. Since 1993, Mr. Hooton has been president and chief executive officer of Q Corp., a Washington, D.C. metropolitan area high technology consulting firm specializing in digital imaging systems and other complex imagery in media. Since January 1996, Mr. Hooton has been a director of the Company and has been instrumental in the organization and development of the Company. Mr. Hooton holds a B.B.A. degree from the University of Texas.

      CLIVE G. WHITTENBURY, PH.D., 61, has been a director of the Company since June 1996. Dr. Whittenbury has substantial senior management, operations and technical advisory experience. From 1972 to 1979, Dr. Whittenbury was a senior vice president and, from 1976 to 1986, a director of Science Applications International Corporation ("SAIC"), a La Jolla, California based major international systems engineering firm with current annual revenues of approximately $2 billion. Since 1979, Dr. Whittenbury has been executive vice president and a director of the Erickson Group, Inc., a major international diversified products firm. Since 1994, Dr. Whittenbury has been a director of MVSI, Inc., a publicly held (NASDAQ: "MVSI") McLean, Virginia based laser vision robotics company. Dr. Whittenbury is a member of the International Advisory Board for the British Columbia Advanced Systems Institute, which manages commercialization programs in technology at the three major Vancouver/Victoria universities, a member of the Advisory Board of Compass Technology Partners, an investment fund, and is chairman of the Advisory Board (Laser Directorate) for the Lawrence Livermore National Laboratory. Dr. Whittenbury has also served as a technical advisor to three U.S. Congressional Committees, the Grace Commission and numerous major U.S. and foreign companies. Since June 1996, Dr. Whittenbury has been instrumental in the organization and development of the Company. Dr. Whittenbury holds a B.S. degree (physics) from Manchester University (England) and a Ph.D. degree (aeronautical engineering) from the University of Illinois.


Remuneration

      Executive Compensation


      The following table sets forth annual remuneration of $100,000 or more paid for the fiscal years ended March 31, 1996 and 1997 and proposed to be paid for the fiscal year ended March 31, 1998 to certain officers and directors of the Company:

      The following table sets forth certain compensation information for the fiscal years ended March 31, 1996, 1997 and 1998 with regard to the Company's chief executive officer and one other executive officer whose combined salary and bonus was $100,000 or more in fiscal year 1998 (the "Named Officers"):

                           Summary Compensation Table

                                                                                   Other
                                                                                   Annual
Name of Individual      Position with Company        Year   Salary     Bonus    Compensation(1)
------------------      ---------------------        ----   ------     -----    ---------------
Robert A. Veschi        President, Chief Executive   1998   175,000    87,500       --
                         Officer, Director           1997   175,000    87,500       --
                                                     1996        --    25,000       --

Christina L. Swisher    Vice President, Operations   1998    88,333    21,000       --
                         and Secretary               1997    57,917     5,607       --
                                                     1996     6,250     4,167       --

----------

(1) The officers of the Company may receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. The amount allocable to each Named Officer cannot be specifically ascertained, but, in any event, did not in any reported fiscal year exceed the lesser of $50,000 and such Named Officer's combined salary and bonus. The Company has purchased key-man term life insurance on Mr. Veschi in the amount of $2 million, which designates the Company as the owner and beneficiary of the policy. The Company has agreed to grant to Ms. Swisher options to purchase 60,000 shares of Common Stock, in consideration of services during fiscal year 1998. However, such options have not yet been granted by the Company and the terms thereof have not yet been set.

      Director Compensation

      The directors of the Company, with the exception of Mr. Veschi, are entitled to annual remuneration of $24,000 pursuant to oral agreements between such directors and the Company. In addition, General Short receives $1,000 per month under a consulting services agreement for his additional specific business services on behalf of the Company.

      Each outside director of the Company is entitled to receive reasonable expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet at least quarterly during the Company's fiscal year, and at such other times as duly called. The Company presently has four outside directors.

      Employment Agreement

      The Company has entered into an employment agreement (the "Agreement") with Robert A. Veschi, the president and chief executive officer of the Company, dated as of April 1, 1996. The Agreement will expire on March 31, 2001. The current annual salary under the Agreement is $175,000, which salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary merit and performance increases as determined by the Board of Directors of the Company. Mr. Veschi is entitled to an annual bonus equal to 50 percent of the salary provided under this Agreement, which bonus is not subject to any performance criteria.

      The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement provides for the use of an automobile, payment of club dues and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability. The Agreement also contains non-compete provisions which are limited in geographical scope to the Washington, D.C. metropolitan area.

      Pursuant to the Agreement, Mr. Veschi's employment may be terminated by the Company with cause or by Mr. Veschi with or without good reason. Termination by the Company without cause, or by Mr. Veschi for good reason, would subject the Company to liability for liquidated damages in an amount equal to Mr. Veschi's current salary and a pro rata portion of his bonus for the remaining term of the Agreement, payable in a lump sum cash payment, without any set-off for compensation received from any new employment. In addition, Mr. Veschi would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Agreement to the extent permitted by law.


Limitation on Liability of Directors


      As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision that provides that the Company will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time ("DGCL"), indemnify all persons whom it may indemnify pursuant thereto. To the fullest extent permitted by the DGCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. The provisions are intended to afford directors protection against, and to limit their potential liability for, monetary damages resulting from suits alleging a breach of the duty of care by a director; they also diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. As a consequence of these provisions, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within an exception under DGCL or under Delaware case law. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of equitable relief in the event of a breach of fiduciary duty. Management of the Company believes these provisions will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

      The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. The limitation on liability and indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Additionally, the Company has procured directors liability insurance coverage, but there is no assurance that it will provide coverage to the extent of the director's claims for indemnification. In such event, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification and, the value of the Company stock may be adversely affected as a result. There is also no assurance that the Company will be able to continue to procure directors liability insurance. It is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                             PRINCIPAL STOCKHOLDERS


      The following table sets forth certain information regarding the Company's Common Stock owned as of April 23, 1998 and, as adjusted, to reflect the sale of the Offered Stock, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors as a group. No assurance can be given as to the timing of exercise of the Warrants or whether all or any of the Warrants will be exercised.

                                                              Percentage of Shares
                                                              --------------------
                                                  Number       Before     After
Name and Address         Position with Company    of Shares   Offering  Offering(1)
----------------         ---------------------    ---------   --------  -----------
Alonzo E. Short, Jr.,       Chairman of the
Lt. Gen., USA (ret.)(2)       Board                  90,000    1.38         1.09

Robert A. Veschi(3)         President, Chief
                              Executive
                              Officer, Director   1,375,000   21.15        16.72

Christina Swisher(3)        Vice President,
                              Secretary             120,000    1.85         1.46

Donald J. Shoff(3)          Vice President,
                             Chief Financial
                              Officer                50,000     .77          .61

William L. Hooton(4)        Director                 50,000     .77          .61

Clive W. Whittenbury,       Director                 50,000     .77          .61
Ph.D.(5)

William W. Rogers, Jr.(6)   Director                  5,000     .08          .06

Edward Ratkovitch, Maj.     Stockholder             500,000    7.69         6.08
Gen. USA (ret.)(7)

Arthur Henley(8)            Stockholder             487,500    7.50         5.93

Thomas T. Prousalis(9)      Stockholder             450,000    6.92         5.47

All Officers and
 Directors as a
 Group (7 persons)                                1,740,000   26.77        21.16

----------

(1) Does not include the exercise of options or warrants other than the Warrants, including the Placement Agent's Warrant and the Underwriter's Warrant.

(2) c/o Lockheed Martin, 5203 Leesburg Pike, Suite 1501, Falls Church, Virginia 22041.

(3) c/o e-Net, Inc., 12800 Middlebrook Road, Suite 200, Germantown, Maryland 20874.c/o e-Net, Inc., 12800 Middlebrook Road, Suite 200, Germantown, Maryland 20874.

(4) 13333 Glen Taylor Lane, Herndon, Virginia 22071.

(5) 511 Trinity Avenue, Yuba City, California 95991. Does not include 250,000 shares owned by MVSI, Inc., of which Dr. Whittenbury is, to the Company's knowledge, a director.

(6) c/o CASI, 14200 Park Meadow Drive, Suite 200, Chantilly, Virginia 20151.

(7) 1030 Delf Drive, McLean, Virginia 22101. Does not include 250,000 owned by MVSI, Inc., of which Gen. Ratkovitch is, to the Company's knowledge, a significant shareholder, chairman and chief executive officer.

(8) 10705 Bay Laurel Trail, Austin, Texas 78750.

(9) 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006. Does not include 250,000 shares owned by MVSI, Inc., of which Mr. Prousalis is, to the Company's knowledge, a significant shareholder.

                              CERTAIN TRANSACTIONS

      In January 1995, in connection with the founding of the Company, the Company issued 300 shares of its Common Stock to Alonzo E. Short, Jr., 4,332 shares to Robert A. Veschi, 400 shares to Christina L. Swisher, 167 shares to William L. Hooten, 167 shares to Donald J. Shoff, 1,583 shares to Arthur Henley and 1,500 shares to Thomas T. Prousalis, Jr. Each such founding shareholder was assessed $0.01 per share for his or her Common Stock, which amount was equivalent to its par value at the time. Taking into account a 600:1 stock split effective as of March 1996 (the "Forward Split") and a 2:1 reverse stock split effective as of March 1997 (the "Reverse Split"), each such shareholder acquired at that time the equivalent of 90,000, 1,300,000, 120,000, 50,000, 50,000,
475,000 and 450,000 shares of today's Common Stock.

            In March 1996, the Company was loaned $500,000 by Edward Ratkovitch, $250,000 by Robert Foise, $200,000 by Armstrong Industries and $50,000 by Martin Sumichrast. Principal and interest computed at the rate of eight percent annually was to become due at the earlier of June 1, 1997 or the expected June 1996 closing date of a proposed initial public offering of Company securities. As additional consideration for these loans, the Company issued 500,000 bridge units to Mr. Ratkovitch, 250,000 to Mr. Foise, 200,000 to Armstrong Industries and 50,000 to Mr. Sumichrast. Each bridge unit contained one share of Common Stock, one Class A Warrant and one Class B Warrant. In June 1996, the loan principal was converted into paid-in capital and accounted for as consideration for the bridge units. The Class A Warrants and Class B Warrants were canceled in March 1997 in exchange for each such shareholder receiving additional shares of Common Stock such that, even taking the Reverse Split into account, each such shareholder had 500,000, 250,000, 200,000 and 50,000 shares of today's Common Stock.

      In August 1996, the Company entered into a letter of intent with MVSI, Inc. ("MVSI"), a Washington, D.C. area based NASDAQ-listed technology products and services company, in which the Company agreed to be acquired and become a wholly-owned subsidiary of MVSI in an exchange of securities. To the Company's knowledge, Edward Ratkovitch is a significant shareholder and the chairman and chief executive officer of MVSI, Thomas T. Prousalis, Jr. is a significant shareholder of MVSI and Clive Whittenberry is a director of MVSI. Pursuant to the letter of intent, MVSI loaned the Company $500,000 for working capital. In October 1996, the Company entered into an agreement to be acquired by MVSI, subject to shareholder approval. MVSI loaned an additional $500,000 to the Company in November 1996. However, in January 1997, the parties mutually agreed to terminate the acquisition, primarily due to market conditions that involved a significant decrease in the bid price of MVSI's common stock and, thereby, the value of the purchase price.

      As part of a mutual cooperation agreement, in January 1997 MVSI loaned the Company an additional $250,000 under a convertible debenture. The aggregate principal amount of the convertible debenture at that time was $1,275,081, reflecting the total amount of loan advances made to the Company by MVSI. The terms provided for outstanding principal to bear annual interest of nine percent, and for principal to be convertible into Common Stock upon the completion of the Company's initial public offering at a ratio calculated using the offering price per share. In March 1997, MVSI converted the convertible debenture into 250,000 shares of Common Stock.

      In March 1996, the Company acquired all right, title and interest in the 353 Patent from Arthur Henley and Scott Grau in consideration of a five percent overriding royalty interest against gross profits involving the use of the 353 Patent. The Company agreed to allocate $1,000,000 of its capital to develop and exploit the market opportunities of the 353 Patent by December 31, 1996, or the 353 Patent would be subject to repurchase by its inventors. The Company satisfied this commitment timely.

      The Company paid legal fees of approximately $380,000 during the year ended March 31, 1997, to Thomas T. Prousalis, Jr., an attorney who is a significant stockholder of the Company, relating to the Initial Public Offering. The Company also paid $100,000 during the year ended March 31, 1997, to Mr. Prousalis for services relating to an offering that was abandoned in September 1996.

      The Company rents an aircraft for business purposes from an entity owned by Robert A. Veschi, the Company's President and Chief Executive Officer. For the year ended March 31, 1997, the Company paid $27,796 for the rental of the aircraft.

      The Company entered into a consulting agreement with Alonzo E. Short, Jr., Lt. Gen., USA (ret.), the Chairman of the Board, to provide services for a fixed monthly amount of $1,000. No amounts were paid to the stockholder during 1997.


                            DESCRIPTION OF SECURITIES

Common Stock


      The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value. There are presently 6,500,000 issued and outstanding shares of Common Stock. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-laws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.




      Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Warrants

      Each of the Warrants entitles the registered holder to purchase one share of Common Stock. The Warrants are exercisable at a price of $5.25 (which exercise price was arbitrarily determined) subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

      The Warrants may be exercised at any time and continuing thereafter until April 7, 2002 unless such date extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

      Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time to redeem the Warrants, at a price of $.05 per Warrant, by written notice to the registered holders thereof, mailed not less than thirty (30) nor more than sixty (60) days prior to the date of redemption. The Company may exercise this right only if the closing bid price for the Common Stock equals or exceeds $10 per share during a thirty
(30) consecutive trading day period ending no more than fifteen (15) days prior to the date that the notice of redemption is mailed, provided there is then a current registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the issuance and sale of Common Stock upon the exercise of the Warrants. If the Company exercises its right to call Warrants for redemption, such Warrants may still be exercised until the close of business on the day immediately preceding the date of redemption. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Warrants or record at least thirty
(30) days, but not more than sixty (60) days, before the date of redemption. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Act is not then in effect.

      The Warrants were issued in registered form pursuant to an agreement dated April 8, 1997 (the "Warrant Agreement"), between the Company and American Stock & Transfer Trust Company, New York, New York, as warrant agent (the "Warrant Agent"). The Warrant Agreement permits the Company and the Warrant Agent, without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

      In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. See "Risk Factors - Continuing Registration Required to Exercise Warrants."

Transfer Agent and Registrar

      The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

Reports to Securityholders

      The Company will furnish to holders of its securities annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its securityholders as it deems appropriate.




                              PLAN OF DISTRIBUTION

      The Company shall issue the Offered Stock upon the exercise of the Warrants by the holders thereof. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in certain circumstances. See "Risk Factors - Continuing Registration Required to Exercise Warrants."


                                LEGAL PROCEEDINGS

      e-Net, Inc. is not a party to any legal proceedings and, to the best of its information, knowledge and belief, none is contemplated or has been threatened.

                                  LEGAL MATTERS


      The validity of the Securities being offered hereby has been passed on for the Company by Thomas T. Prousalis, Jr., Esq., Washington, D.C.


                                     EXPERTS


      The financial statements of e-Net, Inc. as of March 31, 1997 and 1996 and for the year ended March 31, 1997 and for the period from beginning of operations (June 8, 1995) to March 31, 1996 included in the Registration Statement and this Prospectus have been included herein in reliance on the reports dated May 2, 1997, of Grant Thornton LLP, Independent Certified Public Accountants, and upon the authority of said firm as experts in accounting and auditing.

      With respect to the unaudited interim financial information included in the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997 included herein, Grant Thornton LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report dated January 19, 1998 included in the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Certified Public Accountants.......................... F-2

AuditedFinancial Statements

  Balance Sheets as of March 31, 1997 and 1996.............................. F-3

  Statements of Operations for the year ended March 31, 1997 and for the
    Period from beginning of operations (June 8, 1995) to March 31, 1996.... F-4

  Statements of Cash Flows for the year ended March 31, 1997 and for the
    Period from beginning of operations (June 8, 1995) to March 31, 1996.... F-5

  Statements of Stockholders' Equity as of March 31, 1997................... F-6

  Notes to Financial Statements............................................. F-7

                                                                            Page
                                                                            ----
Report of Independent Certified Public Accountants..........................F-10

Audited Financial Statements

  Balance Sheets as of December 31 and March 31, 1997.......................F-17

  Statements of Operations for the three months ended December 31, 1997 and 1996................................................................F-18

  Statements of Operations for the nine months ended December 31, 1997 and 1996................................................................F-19

  Statements of Cash Flows for the nine months ended December 31, 1997 and 1996................................................................F-20

  Statements of Stockholders' Equity as of December 31, 1997................F-21

  Notes to Financial Statements.............................................F-22

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
e-Net, Inc.

      We have audited the accompanying balance sheets of e-Net, Inc. (a Delaware Corporation), as of March 31, 1997 and 1996, and the related statements of operations, cash flows and stockholders' equity for the year ended March 31, 1997, and the period from the beginning of operations (June 8, 1995) to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of e-Net, Inc., as of March 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended March 31, 1997, and the period from the beginning of operations (June 8, 1995) to March 31, 1996, in conformity with generally accepted accounting principles.

                                                      Grant Thornton, LLP

Vienna, Virginia
May 2, 1997
                                   e-NET, INC.
                                 BALANCE SHEETS

                                     ASSETS
                                    March 31,


                                                        1997           1996
                                                    -----------    -----------
 Current Assets
   Cash and cash equivalents                        $   379,441    $   557,960
   Accounts receivable                                  113,181         53,677
   Prepaid expenses                                      14,800             --
                                                    -----------    -----------
Total Current Assets                                    507,422        611,637

Deposits                                                  7,530             --

Property, Plant and Equipment, Net                      203,125        134,285

Deferred Initial Public Offering Costs                  964,706             --

Software Development Costs                              520,853             --
                                                    -----------    -----------
                                                    $ 2,203,636    $   745,922
                                                    -----------    -----------
                                                    -----------    -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities
   Stockholder/Officer notes payable                $        --    $    45,000
   Accounts payable--trade                              105,301          5,326
   Accrued liabilities                                  330,580         22,787
   Deferred revenue                                          --         20,000
   Capital lease obligation                               4,480             --
                                                    -----------    -----------
Total Current Liabilities                               440,361         93,113

Accrued Initial Public Offering Costs                   887,843             --

Long-Term Debt                                               --        500,000
                                                    -----------    -----------
Total Liabilities                                     1,328,204        593,113

 Stockholders' Equity
   Common stock, $.01 par value, 50,000,000
     shares authorized, 4,250,000 and 3,750,000
     shares outstanding at March 31, 1997
     and 1996, respectively                              42,500         37,500
   Stock subscriptions and notes receivable                 (46)      (125,100)
   Unamortized cost of bridge financing                      --     (2,885,135)
   Additional paid-in capital                         8,307,627      3,662,600
   Retained deficit                                  (7,474,649)      (537,056)
                                                    -----------    -----------
Total Stockholders' Equity                              875,432        152,809
                                                    -----------    -----------
                                                    $ 2,203,636    $   745,922
                                                    -----------    -----------
                                                    -----------    -----------



The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                            STATEMENTS OF OPERATIONS


                                                              Period from
                                                              beginning of
                                                               operations
                                              Year ended    (June 8, 1995) to
                                            March 31, 1997   March 31, 1996
                                            --------------   --------------

Sales                                       $   549,037      $   293,876

 Operating Expenses
   Cost of product sales and service            410,027           88,360
   Selling, general and administrative        1,171,212          115,171
   Research and development                     236,846               --
                                            -----------      -----------

(Loss) Income from Operations                (1,269,048)          90,345
 Interest and Financing Charges
   Interest expense--bridge financing        (5,385,135)        (614,865)
   Cost of abandoned stock registration        (284,575)              --
   Interest expense                             (19,356)          (6,884)
   Other expenses                                  (442)          (6,143)
   Interest income                               20,963              491
                                            -----------      -----------
Loss Before Income Taxes                     (6,937,593)        (537,056)

Income Tax Provision                                 --               --
                                            -----------      -----------
Net Loss                                    $(6,937,593)     $  (537,056)
                                            -----------      -----------
                                            -----------      -----------
 Pro forma adjustment to reflect
   additional compensation expense          $        --      $  (237,500)
                                            -----------      -----------

Pro forma Net Loss                          $(6,937,593)     $  (774,556)
                                            -----------      -----------
                                            -----------      -----------
Pro forma Loss per Share                    $     (1.72)     $      (.26)
                                            -----------      -----------
                                            -----------      -----------
Weighted Average Shares Outstanding           4,034,247        3,017,808



The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                            STATEMENTS OF CASH FLOWS


                                                                   Period from
                                                                  beginning of
                                                                   operations
                                                                    (June 8,
                                                    Year ended      1995) to
                                                  March 31, 1997  March 31, 1996
                                                  --------------  --------------
Increase (Decrease) in Cash and
  Cash Equivalents

Cash Flows from Operating Activities
  Net loss                                           $(6,937,593)   $  (537,056)
  Adjustments to reconcile net loss to
   net cash from operating activities
     Interest expense--private placement               5,385,135        614,865
     Depreciation and amortization                        34,402         30,715
     Changes in operating assets and liabilities
      (Increase) in accounts receivable                  (59,504)       (53,677)
      Increase in prepaid expenses and deposits          (22,330)            --
      Increase in accounts payable and accrued
       liabilities                                       432,849         28,113
      (Decrease) increase in deferred revenue            (20,000)        20,000
                                                     -----------    -----------

Net Cash (Used in) Provided by Operating
 Activities                                           (1,187,041)       102,960
                                                     -----------    -----------

Cash Flows from Investing Activities
   Capital expenditures                                 (125,502)            --
   Capitalized software development costs               (520,853)            --
                                                     -----------    -----------

Net Cash Used in Investing Activities                   (646,355)            --
                                                     -----------    -----------

 Cash Flows from Financing Activities
   Proceeds from shareholder/officer loans                    --         30,000
   Payment of shareholder/officer loans                  (12,050)       (25,000)
   Payment of notes payable arising from
    asset acquisition                                         --        (50,000)
   Proceeds from issuance of bridge notes payable        500,000        500,000
   Proceeds from issuance of debt instrument
    converted to equity                                1,250,000             --
   Payments on capital leases                             (6,210)            --
   Payment of public offering costs                      (76,863)            --
                                                     -----------    -----------

Net Cash Provided by Financing Activities              1,654,877        455,000
                                                     -----------    -----------

Net (Decrease) Increase in Cash and
 Cash Equivalents                                       (178,519)       557,960

Cash and Cash Equivalents at Beginning
 of Period                                               557,960             --
                                                     -----------    -----------
Cash and Cash Equivalents at End of Period           $   379,441    $   557,960
                                                     -----------    -----------
                                                     -----------    -----------
 Supplemental Disclosures:
   Income Taxes Paid                                 $        --    $        --
                                                     -----------    -----------
                                                     -----------    -----------
   Interest Paid                                     $     6,284    $       688
                                                     -----------    -----------
                                                     -----------    -----------



Noncash investing and financing activities


The Company issued 3,250,000 shares of common stock for notes receivable of $155,000 during the period ended March 31, 1996. In June 1996, notes receivable of $125,000 were canceled upon the return of 250,000 shares of common stock.

The Company issued 250,000 shares of common stock upon conversion of a convertible debenture of $1,250,000, plus accrued interest of $25,081.


The accompanying notes are an integral part of these statements.

                                        e-NET, INC.
                            STATEMENTS OF STOCKHOLDERS' EQUITY

                                       Common Stock             Stock      Unamortized
                                       ------------         Subscriptions    Cost of       Additional                     Total
                                 No. of                       and Notes       Bridge        Paid-in      Retained      Stockholders'
                                 Shares        Amount        Receivable     Financing       Capital       Deficit         Equity
                                 ------        ------        ----------     ---------       -------       -------         ------
Balance, inception
Initial capitalization          3,000,000    $    30,000    $      (100)   $        --    $   (29,900)   $        --     $       --
Contribution of assets
   from stockholder/officer            --             --             --             --         75,000             --         75,000
Sale of common stock for
   note                           250,000          2,500       (125,000)            --        122,500             --             --
Issuance of common stock
   and additional capital
   associated with the
   financing cost from the
   issuance of bridge units       500,000          5,000             --     (2,885,135)     3,495,000             --        614,865
Net loss                               --             --             --             --             --       (537,056)      (537,056)
                                ---------    -----------    -----------    -----------    -----------    -----------    -----------

Balance, March 31, 1996         3,750,000         37,500       (125,100)    (2,885,135)     3,662,600       (537,056)       152,809

Bridge loan converted to
   capital                             --             --             --        500,000             --             --        500,000
Issuance of capital
   common stock and
   additional associated
   with the financing costs
   from the issuance
   of bridge units                500,000          5,000             --     (3,000,000)     3,495,000             --        500,000
Cancellation of note
   receivables in exchange
   for common stock              (250,000)        (2,500)       125,000             --       (122,500)            --             --
Amortization of the
   costs of bridge
   financing                           --             --             --      5,385,135             --             --      5,385,135
Conversion of debt to equity      250,000          2,500             --             --      1,272,581             --      1,275,081
Reclassification
   adjustment                          --             --             54             --            (54)            --             --
Net loss                               --             --             --             --             --     (6,937,593)    (6,937,593)
                               ----------    -----------    -----------    -----------    -----------    -----------    -----------
Balance, March 31, 1997         4,250,000    $    42,500    $       (46)   $        --    $ 8,307,627    $(7,474,649)   $   875,432
                               ==========    ===========    ===========    ===========    ===========    ===========    ===========



The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

      e-Net, Inc., was incorporated on January 9, 1995, and the Company commenced operations on June 8, 1995. The Company, with principal executive offices in Germantown, Maryland, develops, markets, and supports open client, server and integrated applications software that enables local, national and international telephone communications, information exchange and commerce over the Internet and private networks, principally located in the United States. The Company also sells other products used in the management and billing of computer network, telephone and computer usage.

      The significant accounting policies used in the preparation of the accompanying financial statements are as follows:

Revenue Recognition


      Revenue is recognized on the sale of software products upon shipment unless future obligations exist wherein a portion of the revenue is deferred until the obligation is satisfied. Revenue from services rendered is recognized either as the services are rendered based upon fixed hourly rates or at contractually determined fixed monthly fees.


      For the year ended March 31, 1997, the Company derived 78% and 21% of its sales from two customers, respectively.

      For the period ended March 31, 1996, the Company derived 32%, 29%, 16% and 13% of its sales from four customers, respectively.

Accounts Receivable

      Accounts receivable are stated at the unpaid balances, less allowance on uncollectible accounts, if any. Management periodically reviews its outstanding accounts receivable to assess collectibility of balances based on past experience and evaluation of current adverse situations which may affect collectibility of receivables. At March 31, 1997 and 1996, management deemed all balances fully collectible and did not establish an allowance for uncollectible accounts.

Use of Estimates in the Preparation of Financial Statements

      Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

      Property and equipment are carried at cost, net of an allowance for accumulated depreciation and amortization. Depreciation is computed on equipment and furniture, using a declining-balance method over a five-year period.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

      Earnings per share for the periods from the beginning of operations to March 31, 1996, are based upon weighted-average shares outstanding during the period from June 1995, the date operations commenced, through March 31, 1996, adjusted retroactively, where applicable, for the effect of a 600:1 stock split effective as of March 1996 and a 2:1 reverse stock split effective as of March 1997. The weighted average shares outstanding also include the weighted-average effect (17,808 shares) of 500,000 shares of common stock issued in March 1996, pursuant to the issuance of the bridge units. The weighted-average effect of bridge units issued in April 1996 has been accounted for in computing earnings per share for the period ended March 31, 1996, and is not reflected in prior period calculations inasmuch as the issuance of the securities was accounted for at fair value as described in Note C. The effect of the issuance of 250,000 shares of Common Stock in March 1996 for a $125,000 promissory note has not been reflected in weighted average shares outstanding because the note was canceled in June 1996 in exchange for the return of all such shares.

Software Development Costs

      In accordance with the Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company has capitalized certain software development costs incurred after establishing technological feasibility. Costs incurred prior to such feasibility and certain hardware-related, development costs have been expensed as incurred as research and development costs. Software costs will be amortized over the estimated useful life of the software once the product is available for general release to customers which release management estimates will occur by October 1997. At March 31, 1997, the Company has capitalized $520,853.

      Critical to the recoverability of the capitalized software costs is the generation of related sales sufficient to recover such costs. Should sufficient sales fail to materialize, the carrying amount of capitalized software costs may be reduced accordingly in the future.

Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all cash held in checking and investment accounts with maturities of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short-term maturity of the instruments.

NOTE B--INITIAL PUBLIC OFFERING

      In February 1997, the Company entered into a letter of intent with an underwriter for a firm commitment initial public offering of securities consisting of 1,500,000 shares of common stock and 1,500,000 warrants. In connection with the offering, a 2:1 reverse stock split was approved by the Company. In addition, in connection with the offering, the $1,275,081 convertible debenture described in Note C was converted to 250,000 shares of common stock, and the outstanding Class A and Class B warrants were canceled, resulting in 4,250,000 shares of common stock issued and outstanding prior to the offering. On April 11, 1997, the shares were registered and the offering closed with net proceeds to the Company of approximately $5,722,000. The Company deferred costs incurred in connection with the offering of $964,706 at March 31, 1997, representing legal, accounting, underwriter fees, and printing costs pending completion of the offering, at which time the costs will be charged to paid-in capital. Such costs included legal fees of approximately $380,000 paid to an attorney who is a stockholder of the Company. The liability associated with the accrual of the costs has been classified as a noncurrent liability because proceeds from the equity offering were used to retire the payable. Pro forma data are represented below to reflect the balance sheet at March 31, 1997, as if the offering had closed at year-end.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE B--INITIAL PUBLIC OFFERING--Continued

                                                                      Pro forma       Pro forma
                                                     Historical       Adjustment    Balance Sheet
                                                     ----------       ----------    -------------
Assets
Assets
   Cash and cash equivalents                         $    379,441    $  5,722,282    $  6,101,723
   Deferred initial public offering costs                 964,706        (964,706)             --
   Software development                                   520,853              --         520,853
   Other assets                                           338,636              --         338,636
                                                     ------------    ------------    ------------

Total Assets                                         $  2,203,636    $  4,757,576    $  6,961,212
                                                     ------------    ------------    ------------
                                                     ------------    ------------    ------------

Liabilities and Stockholders' Equity

Liabilities
   Accrued liabilities                               $    330,580    $         --    $    330,580
   Accrued initial public offering costs                  887,843        (887,843)             --
   Other liabilities                                      109,781              --         109,781
                                                     ------------    ------------    ------------
Total Liabilities                                       1,328,204        (887,843)        440,361

Stockholders' Equity
   Common stock                                            42,500          15,000          57,500
   Additional paid-in capital, stock
     subscriptions and notes receivable                 8,307,581       5,630,419      13,938,000
   Retained deficit                                    (7,474,649)             --      (7,474,649)
                                                     ------------    ------------    ------------
Total Stockholders' Equity                                875,432       5,645,419       6,520,851
                                                     ------------    ------------    ------------
Total Liabilities and Stockholders' Equity           $  2,203,636    $  4,757,576    $  6,961,212
                                                     ------------    ------------    ------------
                                                     ------------    ------------    ------------

      A pro forma statement of operations is not presented, as the historical statement of operations reflects the transactions for the entire period. Pro forma share information is presented below.



   Pro forma loss per share                                      $      (1.25)
                                                                 ------------
                                                                 ------------
   Pro forma weighted average shares outstanding                    5,534,247
                                                                 ------------
                                                                 ------------


      In March 1996, the Company entered into a letter of intent with an underwriter for a firm commitment initial public offering of securities. The offering was abandoned in September 1996. The Company paid $100,000 to an attorney who is also a stockholder of the Company in return for services rendered in connection with the offering. In addition, the Company has expensed $284,575 of costs incurred in connection with the offering, which costs do not benefit the 1997 offering described above.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE C--SIGNIFICANT TRANSACTIONS

Convertible Debenture

      In August 1996, the Company entered into a letter of intent with MVSI, Inc. ("MVSI"), a Washington, D.C., area based Nasdaq-listed technology products and services company, whereby the Company agreed to be acquired and become a wholly owned subsidiary of MVSI in an exchange of securities. Pursuant to the terms of the letter of intent, an initial amount of $500,000 was loaned by MVSI to the Company for working capital. In October 1996, the Company entered into an agreement to be acquired by MVSI, which was subject to stockholder approval. An additional $500,000 was loaned to the Company in November 1996. However, in January 1997, the parties mutually agreed to terminate the acquisition, principally due to market conditions, and, as part of a mutual cooperation agreement, MVSI loaned the Company an additional $250,000 pursuant to the terms of a convertible debenture.

      The terms of the convertible debenture for the principal sum of $1,275,081, reflecting the total amount of the loan advances made to the Company by MVSI, provided that the outstanding principal balance bear interest at 9% per annum. In March 1997, at MVSI's option, the principal was converted into 250,000 shares of common stock of the Company upon completion of an initial public offering of the Company's securities, with the number of shares calculated using the initial price per share of the offering, resulting in a total of 4,250,000 shares of Common Stock issued and outstanding prior to the date of the prospectus. The 250,000 shares of Common Stock owned by MVSI were registered as part of the offering and are restricted from sale for a period of 12 months from the date of this offering, but may be released for sale during this period with the consent of the Representative. Three principal stockholders of the Company are stockholders of MVSI. A director of the Company is a director of MVSI.

Private Placement Transactions

      In March 1996, the Company issued 250,000 shares of Common Stock to a nonaffiliated investment banking firm in a private placement transaction for aggregate consideration of $125,000, represented by a full recourse promissory note for the entire purchase price. In June 1996, this promissory note was canceled in exchange for the return of the 250,000 shares of Common Stock.

      In March 1996, the Company was loaned $500,000 by a nonaffiliated person. Principal and interest computed at the rate of eight percent per annum become due at the earlier of June 1, 1997, or the closing date of the proposed initial public offering of securities of the Company which was expected to occur in June 1996. As additional consideration for making such loan, the Company issued 500,000 bridge units each containing one share of Common Stock, one Class A Warrant and one Class B Warrant to the lender. In June 1996, the loan principal was converted to paid-in capital and accounted for as consideration for the 500,000 bridge units received in connection with the loan. Inasmuch as these bridge units were issued in contemplation of a proposed offering, financing expense related to the issuance of these securities of $3,000,000 was recorded between the date of issuance and the anticipated offering date, with a corresponding credit to paid-in capital. The value of $3,000,000 attributed to issuance of the bridge units was computed using the offering price of the units offered in the Company's proposed 1996 public offering less the amount of debt converted to paid-in capital in June 1996. As of March 31, 1996, the Company had accrued $614,865 of this financing expense. The Company recorded the loan of $500,000 as a noncurrent liability at March 31, 1996. It is not practicable to estimate the fair value of this debt, as there are no quoted market prices for debt with similar terms. In June 1996, the bridge loans outstanding as of March 31, 1996, were converted and the unamortized financing expense was charged to income at that time. The Class A Warrants and Class B Warrants were canceled in March 1997 in exchange for such unaffiliated person receiving additional shares of Common Stock such that, even after the 2:1 reverse stock split, he had 500,000 shares of Common Stock.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE C--SIGNIFICANT TRANSACTIONS (Continued)

      In April 1996, the Company was loaned $500,000 by three nonaffiliated persons. Principal and interest computed at the rate of eight percent per annum become due at the earlier of June 1, 1997, or the closing date of an initial public offering of securities of the Company which was expected to occur in June 1996. As additional consideration for making such loan, the Company issued 500,000 bridge units identical to those issued in March 1996 as described above. In June 1996, the loan principal was converted to paid-in capital and accounted for as consideration for the 500,000 bridge units received in connection with the loan. Inasmuch as these bridge units were issued in contemplation of the proposed offering, financing expense related to the issuance of these securities of $3,000,000 was recorded between the date of issuance and the date the loan was converted to capital, with a corresponding credit to paid-in capital. The value of $3,000,000 attributed to issuance of the bridge units was computed using the offering price of the units in the Company's proposed 1996 public offering less the amount of debt converted to paid-in capital in June 1996. The Class A Warrants and Class B Warrants were canceled in March 1997 in exchange for such unaffiliated persons receiving additional shares of Common Stock such that, even after the 2:1 reverse stock split, they had 500,000 shares of Common Stock.

Acquisitions

      In June 1995, the Company acquired the rights and title to certain tangible assets consisting primarily of computer equipment and peripherals, certain products and intangible assets related thereto, and contract rights in return for a promissory note of $50,000 and the release of the seller's obligation valued at $75,000 for compensation formerly due to the president of the Company. The Company allocated the entire purchase price of $125,000 to the tangible assets acquired based upon their fair value. The portion of the purchase price attributable to the release of the compensation obligation due to the stockholder/officer was credited to additional paid-in capital. The entire principal balance due under the promissory note and interest thereon was repaid by the Company in March 1996.

      In January 1996, the Company signed a letter of intent to purchase certain assets from an entity of which two of the three owners are also stockholders of the Company. These assets are prototype boards, proprietary software code and existing research and development relating to specific computer software products. In May 1996, the Company completed the purchase for cash of $50,000. Management allocated the entire purchase price of $50,000 to research and development expense and therefore, recorded a charge to operations in fiscal year 1997 for that amount. The entity from which the assets were acquired was dormant and contained no assets other than the intangible assets described below. As a result, condensed financial statements of this entity have not been presented.

      In March 1996, the Company acquired the right, title and interest to certain inventions and related patents ("Technology") from two individuals who are also stockholders of the Company in an assignment of patent rights in return for future royalties computed quarterly equal to 5% of gross profit from products sold related to the acquired Technology. Royalties will be expensed in the period in which related sales are recognized. The assignment agreement provides for the right of the individuals to repurchase the Technology if the Company fails to make reasonable efforts to develop and exploit the market opportunities made available by the Technology. The agreement provides that the Company allocate $1,000,000 of paid-in capital to develop and exploit the market opportunities of the Technology by December 31, 1996, or the Technology will be subject to repurchase by the inventors of the Technology. The Company satisfied its commitment to allocate $1,000,000 towards the Technology as of March 31, 1997.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE D--COMPOSITION OF CERTAIN BALANCE SHEET CAPTIONS

Property and Equipment

       Property and equipment consist of the following at March 31:


                                                          1997           1996
                                                       ---------      ---------
  Furniture and office equipment                       $ 258,590      $ 125,000
  Airplane                                                    --         40,000
  Leasehold improvements                                   2,602             --
                                                       ---------      ---------
                                                         261,192        165,000
  Less accumulated depreciation                          (58,067)       (30,715)
                                                       ---------      ---------
  Property and equipment--net                          $ 203,125      $ 134,285
                                                       ---------      ---------
                                                       ---------      ---------

Accrued Liabilities

       Accrued liabilities consist of the following at March 31:


                                                          1997           1996
                                                       ---------      ---------
  Accrued salaries                                     $  43,042      $   3,577
  Accrued vacation                                        32,819            821
  Accrued profit-sharing plan                             32,216          4,063
  Accrued bonuses                                        202,250             --
  Accrued deferred rent                                   16,773             --
  Accrued taxes and payroll liabilities                    3,480          8,407
  Interest payable                                            --          5,919
                                                       ---------      ---------
                                                       $ 330,580      $  22,787
                                                       ---------      ---------
                                                       ---------      ---------

Stockholder/Officer Notes Payable

       Stockholder notes payable consist of the following at March 31:


                                                          1997           1996
                                                       ---------      ---------
  Loan from an officer of the Company,
     bearing interest at 8% per annum
     with principal and interest due
     June 3, 1996.  The note is
     collateralized by an airplane                     $      --      $  40,000
  Loan from an officer of the Company,
     bearing interest at 10% per annum
     with payment of principal and
     interest due June 15, 1996                               --          5,000
                                                       ---------      ---------
                                                       $      --      $  45,000
                                                       ---------      ---------
                                                       ---------      ---------

      Management's estimate of the fair value of these liabilities is the carrying value.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE E--INCOME TAXES

      For the period ended March 31, 1997, no provision for income taxes has been reflected due to uncertainty as to the realizability of tax benefits associated with net operating losses to date. Financing expense associated with the issuance of bridge units is non-deductible and is being treated as a capital transaction for income tax reporting purposes.

      The income tax provision consists of the following for the period ended March 31, 1997:


    Deferred
      Federal                                                       $ 465,927
      State                                                            87,470
    Valuation allowance                                              (553,397)
                                                                    ---------

    Net provision                                                   $      --
                                                                    ---------
                                                                    ---------


The effective tax rate for the period ended March 31, 1997, was 0%. A reconciliation between the U.S. federal statutory rate and the effective tax rate follows:


    Tax (benefit) at U.S. federal statutory rates                 $(2,358,782)
    Increase (decrease) resulting from:
      State tax (benefit)                                            (274,729)
      Permanent difference--financing expense private placement     2,081,437
      Other permanent differences                                      (4,016)
      Valuation allowance                                             556,090
                                                                  -----------
    Income tax provision                                          $        --
                                                                  -----------
                                                                  -----------


      The Company's reporting period for tax purposes is the calendar year. Taxes on the net loss for the period January through March is reflected in the calculation of the deferred tax asset. A valuation allowance has been recognized in an amount equal to the deferred tax asset.

      The tax effect of temporary differences between the financial statement amounts and tax bases of assets and liabilities which give rise to a deferred tax asset is as follows at March 31, 1997:


    Net loss for January 1 through March 31, 1997                   $ 231,050
    Accounts receivable                                               (49,416)
    Capitalized software                                             (139,687)
    Other assets                                                       (6,840)
    Accounts payable and accrued expenses                              44,592
    Depreciation expense                                               (7,193)
    Net operating loss                                                483,584
    Valuation allowance                                              (556,090)
                                                                    ---------
    Deferred taxes payable                                          $      --
                                                                    ---------
                                                                    ---------



      The use of net operating losses of the Company in the future to offset taxable income may be limited in the event of a change in control of the Company in accordance with Section 382 of the Internal Revenue Code.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE F--COMMITMENTS AND CONTINGENT LIABILITIES

Lease Commitment


      As of March 31, 1996, the Company leased office space under a month-to-month operating lease which provides for monthly rent payments of $1,900.

      In May and September 1996, the Company entered into two leases for office space which provide for aggregate monthly rent payments of $7,530. At March 31, 1997, approximate future rental commitments are as follows:


    Year ending March 31,
     ---------------------

          1998                 $107,124
          1999                  109,458
          2000                  100,306
          2001                  100,446
          Thereafter             50,844
                               --------
                               $468,178
                               --------
                               --------

      Rent expense for the year ended March 31, 1997, and the period ended March 31, 1996, totaled $78,996 and $6,341, respectively.


Employment Agreement


      The Company entered into an employment agreement effective April 1, 1996, with an officer. Minimum future annual salary commitments of the Company under the agreements are as follows:


     Year ending March 31,       Salary           Bonus           Total
     ---------------------       ------           -----           -----
             1998             $  175,000      $   87,500      $  262,500
             1999                175,000          87,500         262,500
             2000                175,000          87,500         262,500
             2001                175,000          87,500         262,500
                              ----------      ----------      ----------
                              $  700,000      $  350,000      $1,050,000
                              ----------      ----------      ----------
                              ----------      ----------      ----------

      The agreement also provides for bonuses upon certain performance criteria of the Company and the determination of the Board of Directors. Pursuant to the agreement, employment may be terminated by the Company with cause or by the executive with or without good reason. Termination by the Company without cause, or by the executive for good reason, would subject the Company to liability for an amount equal to six months of the terminated executive's salary at the date of termination plus comparable insurance benefits being received prior to termination.

      The accompanying financial statements reflect compensation paid and accrued for services rendered, if any, by the officer at the salary level which the Company believes is reasonable under the circumstances. Pro forma data presented in the accompanying fiscal year 1996 statement of operations reflect the result of operations on a pro forma basis had the officer been employed by the Company for the entire period at a compensation level equal to that contained in the above agreement.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE G--RELATED PARTY TRANSACTIONS

      The Company paid legal fees of approximately $380,000 during the year ended March 31, 1997, to an attorney who is a stockholder of the Company relating to the initial public offering that became effective in April 1997. The Company also paid $100,000 during the year ended March 31, 1997, to the same attorney and stockholder for services relating to the offering that was abandoned in September 1996.

      The Company rents an aircraft for business purposes from an entity owned by the Company's president. For the year ended March 31, 1997, the Company paid $27,796 for the rental of the aircraft.

      The Company entered into a consulting agreement with the chairman of the board to provide services for a fixed monthly amount of $1,000. No amounts were paid to the stockholder during 1997.

NOTE H--DEFINED CONTRIBUTION PLAN

      The Company established a Profit-Sharing Plan and Trust (the Plan) in December 1995. Employees who were employed by the Company on the effective date of the Plan (January 14, 1995) were automatically eligible for participation. Employees hired after the effective date become eligible to participate if they are at least 21 years of age and have completed one year of service with the Company. Contributions are made at the discretion of management. Contributions to the Plan for the year ended March 31, 1997, and for the period ended March 31, 1996, were $32,216 and $3,750, respectively.

Board of Directors
e-Net, Inc.

We have reviewed the accompanying balance sheet of e-Net, Inc. (a Delaware Corporation), as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for nine month periods ended December 31, 1997 and 1996, and the statements of operations for the three month periods ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet as of March 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended (not presented herein), and in our report dated May 2, 1997, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of March 31, 1997, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

                                                Grant Thornton LLP

Vienna, Virginia
January 19, 1998
                                   e-NET, INC.
                                 BALANCE SHEETS

                                     ASSETS


                                               December 31, 1997  March 31, 1997
                                               -----------------  --------------
                                                  (Unaudited)       (Audited)
 Current Assets
   Cash and cash equivalents                     $    894,650      $    379,441
   Short-term investments                           2,254,180                --
   Accounts receivable                                 95,729           113,181
   Inventory                                          233,144                --
   Prepaid expenses                                    86,318            14,800
                                                 ------------      ------------
Total Current Assets                                3,564,021           507,422

Deposits and other assets                                  --             7,530

Property, Plant and Equipment, Net                    371,152           203,125

Deferred Initial Public Offering Costs                     --           964,706

Other Assets                                           54,000                --

Software Development Costs                            894,172           520,853
                                                 ------------      ------------
                                                 $  4,883,345      $  2,203,636
                                                 ------------      ------------
                                                 ------------      ------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities
   Accounts payable--trade                             69,722           105,301
   Accrued liabilities                                390,132           330,580
   Capital lease obligation                                --             4,480
                                                 ------------      ------------
Total Current Liabilities                             459,854           440,361

Accrued Initial Public Offering Costs                      --           887,843
                                                 ------------      ------------
Total Liabilities                                     459,854         1,328,204

 Stockholders' Equity
   Common stock, $.01 par value,
     50,000,000 shares authorized,
     5,750,000 and 4,250,000 shares
     outstanding at September 30, and
     March 31, 1997, respectively                      57,500            42,500
   Stock subscriptions                                    (46)              (46)
   Additional paid-in capital                      14,163,090         8,307,627
   Retained deficit                                (9,797,053)       (7,474,649)
                                                 ------------      ------------
Total Stockholders' Equity                          4,423,491           875,432
                                                 ------------      ------------
                                                 $  4,883,345      $  2,203,636
                                                 ------------      ------------
                                                 ------------      ------------


The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)
                         Three Months Ended December 31,



                                                         1997           1996
                                                     -----------    -----------
Sales
    Products                                         $    99,235    $        --
    Services                                              65,505        114,389
                                                     -----------    -----------
Total sales                                              164,740        114,389

Cost of product sold and service provided
    Products                                              32,412             --
    Services                                              65,003        117,739
                                                     -----------    -----------
Total cost of product sold and service provided           97,415        117,739

Gross profit                                              67,325         (3,350)

Operating Expenses
    Selling, general and administrative                  818,544        157,644
    Research and development                             310,470         54,342
                                                     -----------    -----------

Loss from Operations                                  (1,061,689)      (215,336)

 Other Income (Expense)
    Interest and financing expense                            --          7,219
    Other expenses                                       (20,404)       (20,250)
    Interest income                                       48,128          4,773
                                                     -----------    -----------

Loss Before Income Taxes                              (1,033,965)      (223,594)

Income Tax Provision                                          --             --
                                                     -----------    -----------

Net Loss                                             $(1,033,965)   $  (223,594)
                                                     -----------    -----------
                                                     -----------    -----------

Loss per Share                                       $      (.18)   $      (.06)
                                                     -----------    -----------
                                                     -----------    -----------

Weighted Average Shares Outstanding                    5,750,000      4,000,000


The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)
                         Nine Months Ended December 31,



                                                         1997           1996
                                                     -----------    -----------
Sales
    Products                                         $   128,176    $    24,000
    Services                                             250,079        414,517
                                                     -----------    -----------
Total sales                                              378,255        438,517

Cost of product sold and service provided
    Products                                              48,017         12,822
    Services                                             160,045        290,487
                                                     -----------    -----------
Total cost of product sold and service provided          208,062        303,309

Gross profit                                             170,193        135,208

Operating Expenses
    Selling, general and administrative                1,990,798        593,971
    Research and development                             573,651        158,684
                                                     -----------    -----------

Loss from Operations                                  (2,394,256)      (617,447)

 Other Income (Expense)
    Interest expense--bridge financing                        --     (5,385,135)
    Cost of abandoned stock registration                      --       (284,575)
    Interest and financing expense                        (5,158)       (15,581)
    Other expenses                                      (101,082)       (41,849)
    Interest income                                      178,092         15,019
                                                     -----------    -----------

Loss Before Income Taxes                              (2,322,404)    (6,329,568)

Income Tax Provision                                          --             --
                                                     -----------    -----------

Net Loss                                             $(2,322,404)   $(6,329,568)
                                                     -----------    -----------
                                                     -----------    -----------

Loss per Share                                       $      (.41)   $     (1.59)
                                                     -----------    -----------
                                                     -----------    -----------

Weighted Average Shares Outstanding                    5,695,455      3,972,727



The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                         Nine Months Ended December 31,


                                                        1997           1996
                                                    -----------    -----------
Increase (Decrease) in Cash and
   Cash Equivalents

Cash Flows from Operating Activities
   Net loss                                         $(2,322,404)   $(6,329,568)
   Adjustments to reconcile net loss to net
     cash from operating activities
       Interest expense--bridge financing                    --      5,385,135
       Depreciation and amortization                    128,976         28,011
       Stock-Based Compensation                          62,244             --
       Changes in operating assets and liabilities
         (Increase) Decrease in accounts receivable      17,452        (76,364)
         (Increase) in inventory                       (233,144)            --
         (Increase) in prepaid expenses,
           deposits and other assets                   (117,987)       (25,530)

         Increase in accounts payable
             and accrued liabilities                     23,972        127,183
         (Decease) in deferred revenue                       --        (20,000)
                                                    -----------    -----------

Net Cash Used in Operating Activities                (2,440,891)      (911,133)
                                                    -----------    -----------

Cash Flows from Investing Activities
    Capital expenditures                               (290,353)       (94,580)
    Capitalized software development costs             (379,969)      (367,598)
    Investment in short term securities              (2,254,180)            --
                                                    -----------    -----------

Net Cash Used in Investing Activities                (2,924,502)      (462,178)
                                                    -----------    -----------

 Cash Flows from Financing Activities
    Net proceeds from initial public offering
     of common stock                                  5,870,082             --
    Issuance of common stock                             15,000             --
    Payment of shareholder/officer loans                     --        (12,050)
    Proceeds from issuance of bridge notes payable           --        500,000
    Proceeds from issuance of  long-term debt                --      1,000,000
    Payments on capital leases                           (4,480)        (3,719)
                                                    -----------    -----------

Net Cash Provided by Financing Activities             5,880,602      1,484,231
                                                    -----------    -----------

Net Increase in Cash and Cash Equivalents               515,209        110,920

Cash and Cash Equivalents at Beginning of Period        379,441        557,960
                                                    -----------    -----------

Cash and Cash Equivalents at End of Period          $   894,650    $   668,880
                                                    -----------    -----------
                                                    -----------    -----------
 Supplemental Disclosures:
    Income Taxes Paid                               $        --    $        --
                                                    -----------    -----------
                                                    -----------    -----------
    Interest Paid                                   $       158    $     6,284
                                                    -----------    -----------
                                                    -----------    -----------


The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Unaudited)

                                           Common Stock            Stock
                                     ------------------------   Subscriptions     Additional                       Total
                                      No. of                      and Notes        Paid-in       Retained      Stockholders'
                                      Shares         Amount      Receivable        Capital        Deficit          Equity
                                   -----------    -----------    -----------     -----------    -----------     -----------
Balance, April 1, 1997               4,250,000    $    42,500    $       (46)    $ 8,307,627    $(7,474,649)    $   875,432

Sale of common stock
   in initial public offering        1,500,000         15,000             --       5,793,219             --       5,808,219

Stock-based compensation                    --             --             --          62,244             --          62,244

Net loss                                    --             --             --              --     (2,322,404)     (2,322,404)
                                   -----------    -----------    -----------     -----------    -----------     -----------
Balance, December 31, 1997           5,750,000    $    57,500    $       (46)    $14,163,090    $(9,797,053)    $ 4,423,491
                                   ===========    ===========    ===========     ===========    ===========     ===========

The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE A--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

      The accompanying unaudited financial statements include the accounts of e-Net, Inc. (the "Company"). Such statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the regulations of the Securities and Exchange Commission; accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) have been included. The results of operations for the quarter and nine months ended December 31, 1997 are not necessarily indicative of the results for the fiscal year ending March 31, 1998. The accompanying unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

Inventory - Inventory is stated at the lower of cost or market value. Cost is determined by the first-in, first-out method. The elements of cost include subcontracted costs and materials handling charges.

Software development costs - The Company has capitalized certain software development costs incurred after establishing technological feasibility. Software costs are amortized over the estimated useful life of the software once the product is available for general release to customers. At December 31, 1997, the Company has capitalized $900,822, net of accumulated amortization of $ 6,650. Should sufficient product sales fail to materialize, the carrying amount of capitalized software costs may be reduced accordingly in the future. The costs associated with development of a software product prior to reaching the point of technological feasibility and with a product's post-general availability support are charged to research and development expense in the period incurred.

Revenue recognition - Revenue is recognized on the sale of software products upon shipment unless future obligations exist wherein a portion of the revenue is deferred until the obligation is satisfied. Revenue from services rendered is recognized either as the services are rendered based upon fixed hourly rates or at contractually determined fixed monthly fees. The Company has recorded, as an element of cost of product sales, an estimated accrual for product warranty costs.

NOTE B--INITIAL PUBLIC OFFERING

      In April 1997, the Company completed an initial public offering of securities consisting of 1,500,000 shares of common stock and 1,725,000 common stock warrants. In connection with the offering, the Company received proceeds of $5,808,219 net of all expenses associated with the offering.

NOTE C--LINE OF CREDIT FACILITY

      On May 31, 1997, the Company signed a one (1) year promissory note for a $1,000,000 line of credit facility that is collateralized by investments, receivables and fixed assets of the Company. To date, the Company has not borrowed on this facility.

NOTE D--NON-QUALIFIED STOCK OPTION PLAN

      In April, 1997, the Board of Directors approved the adoption of the e-Net, Inc. 1997 Non-Qualified Stock Option Plan, including the allocation of up to 500,000 shares for option grants. The options are exercisable at fair market value measured at the grant date with varying vesting schedules. Options granted and vested under the plan in the nine months ended December 31, 1997 were recorded as compensation expense of $62,244. Since the plan's inception, the Company has granted 255,323 options, of which 115,990 are exercisable at December 31, 1997.

NOTE E--INCOME TAXES

      The Company has generated net operating losses since its inception. At December 31, 1997, the Company recorded a valuation allowance in an amount equal to the deferred tax asset due to the uncertainty of generating future taxable income.

NOTE F--CONCENTRATION

      Approximately 56% of the Company's accounts receivable balance at December 31, 1997, and approximately 75% of the Company's sales for the nine months ended December 31, 1997, are from one customer.

                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----
Prospectus Summary........................................................     1
Risk Factors..............................................................     5
Use of Proceeds...........................................................     9
Dilution..................................................................    10
Market Prices of Common Stock.............................................    11
Capitalization............................................................    11
Dividend Policy...........................................................    12
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.....................................    12
Business..................................................................    16
Management................................................................    26
Principal Stockholders....................................................    31
Certain Transactions......................................................    32
Description of Securities.................................................    33
Plan of Distribution......................................................    35
Legal Proceedings.........................................................    35
Legal Matters.............................................................    35
Experts...................................................................    35
Index to Financial Statements.............................................   F-1
Report of Independent Certified Public Accountants........................   F-2





                                   e-Net, Inc.

                        1,725,000 Shares of Common Stock
                         Underlying 1,725,000 Redeemable
                         Common Stock Purchase Warrants

                                   -----------

                                   PROSPECTUS

                                   -----------

                                 April 30, 1998

                                    PART TWO
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Limitation on Liability of Directors

      As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision that provides that the Company will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time ("DGCL"), indemnify all persons whom it may indemnify pursuant thereto. To the fullest extent permitted by the DGCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. The provisions are intended to afford directors protection against, and to limit their potential liability for, monetary damages resulting from suits alleging a breach of the duty of care by a director; they also diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. As a consequence of these provisions, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within an exception under DGCL or under Delaware case law. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of equitable relief in the event of a breach of fiduciary duty. Management of the Company believes these provisions will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

      The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. The limitation on liability and indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Additionally, the Company has procured directors liability insurance coverage, but there is no assurance that it will provide coverage to the extent of the director's claims for indemnification. In such event, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification and, the value of the Company stock may be adversely affected as a result. There is also no assurance that the Company will be able to continue to procure directors liability insurance. It is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.


      The following is an itemization of expenses payable by the Company from the net proceeds of the Offering, incurred by the Company in connection with the issuance and distribution of the Offered Stock. All expenses are estimated.


SEC Registration and Filing Fee(1)............................        $-0-
NASD Registration and Filing Fee(1)...........................        $-0-
Nasdaq Registration and Filing Fee(1).........................        $-0-
Financial Printing............................................      $5,000
Transfer Agent Fees...........................................        $-0-
Accounting Fees and Expenses..................................     $10,000
Legal Fees and Expenses.......................................     $25,000
Blue Sky Fees and Expenses....................................     $10,000
Miscellaneous.................................................     $15,000
                                                                  --------
    Total.....................................................     $65,000

-----------

(1) Paid upon filing of the Registration Statement in connection with the Initial Public Offering.


Item 26. Recent Sales of Unregistered Securities.


      The following information sets forth all securities of the Company in private transactions not registered under the Act.

      In January 1995, the Company issued 10,000 shares of its Common Stock to 16 persons, including the officers and directors of the Company, in a private placement transaction in consideration of $100, or its par value at the time of issuance. Taking into account the Splits, such shares of Common Stock were the equivalent of 3,000,000 shares of today's Common Stock. The securities issued by the Company in these transactions were "restricted" securities within the meaning of that term as defined in Rule 144 and were issued pursuant to the "private placement" exemption under Section 4(2) of the Act for sales of securities by an issuer not involving any public offering. The purchasers in these transactions were sophisticated and/or "accredited" investors as such terms are used in Regulation D under the Act.

      In March 1996, the Company issued 250,000 shares of its Common Stock to ATG Group, Inc., a Brookville, New York based investment firm, in a private placement transaction for aggregate consideration of $250,000, represented by a full recourse promissory note for the entire purchase price. Taking into account the Reverse Split, such shares of Common Stock were the equivalent of 125,000 shares of today's Common Stock. However, in June 1996, ATG Group, Inc. agreed to cancel its shares of the Company's Common Stock in consideration of the cancellation of its $250,000 promissory note.

      In March 1996, the Company was loaned $500,000 by Edward Ratkovitch, $250,000 by Robert Foise, $200,000 by Armstrong Industries and $50,000 by Martin Sumichrast. Principal and interest computed at the rate of eight percent annually was to become due at the earlier of June 1, 1997 or the expected June 1996 closing date of a proposed initial public offering of Company securities. As additional consideration for these loans, the Company issued 500,000 bridge units to Mr. Ratkovitch, 250,000 to Mr. Foise, 200,000 to Armstrong Industries and 50,000 to Mr. Sumichrast. Each bridge unit contained one share of Common Stock, one Class A Warrant and one Class B Warrant. In June 1996, the loan principal was converted into paid-in capital and accounted for as consideration for the bridge units. The Class A Warrants and Class B Warrants were canceled in March 1997, in exchange for each such shareholder received additional shares of Common Stock such that, even taking the Reverse Split into account, each such shareholder had 500,000, 250,000, 200,000 and 50,000 shares of today's Common Stock. The securities issued by the Company in these transactions were "restricted" securities within the meaning of that term as defined in Rule 144 and were issued pursuant to the "private placement" exemption under Section 4(2) of the Act for sales of securities by an issuer not involving any public offering. The purchasers in these transactions were "accredited" persons as that term is used in Regulation D under the Act.

      In August 1996, the Company entered into a letter of intent with MVSI, Inc. ("MVSI"), a Washington, D.C. area based NASDAQ-listed technology products and services company, in which the Company agreed to be acquired and become a wholly-owned subsidiary of MVSI in an exchange of securities. To the Company's knowledge, Edward Ratkovitch is a significant shareholder and the chairman and chief executive officer of MVSI, Thomas T. Prousalis, Jr. is a significant shareholder of MVSI and Clive Whittenberry is a director of MVSI. Pursuant to the letter of intent, MVSI loaned the Company $500,000 for working capital. In October 1996, the Company entered into an agreement to be acquired by MVSI, subject to shareholder approval. MVSI loaned an additional $500,000 to the Company in November 1996. However, in January 1997, the parties mutually agreed to terminate the acquisition, primarily due to market conditions that involved a significant decrease in the bid price of MVSI's common stock and, thereby, the value of the purchase price.

      As part of a mutual cooperation agreement, in January 1997 MVSI loaned the Company an additional $250,000 under a convertible debenture. The aggregate principal amount of the convertible debenture at that time was $1,275,081, reflecting the total amount of loan advances made to the Company by MVSI. The terms provided for outstanding principal to bear annual interest of nine percent, and for principal to be convertible into Common Stock upon the completion of the Company's initial public offering at a ratio calculated using the offering price per share. In March 1997, MVSI converted the convertible debenture into 250,000 shares of Common Stock. The securities issued by the Company in these transactions were "restricted" securities within the meaning of that term as defined in Rule 144 and were issued pursuant to the "private placement" exemption under Section 4(2) of the Act for sales of securities by an issuer not involving any public offering. The purchaser in this transaction was an "accredited" person as that term is used in Regulation D under the Act.

      In April 1998, the Company issued 750,000 shares of Common Stock in a private placement to various investors at a price of $7.50 per share, or an aggregate of $5,625,000. Pennsylvania Merchant Group served as the placement agent for this transaction, for a fee of six percent of the gross proceeds of the offering, or $337,500, plus a five year warrant to purchase 75,000 shares of Common Stock at an exercise price of $9.00 per share. The securities issued by the Company in these transactions were "restricted" securities within the meaning of that term as defined in Rule 144 and were issued pursuant to the exemption provided by Rule 506 of Regulation D under the Act for sales of securities by an issuer not involving any public offering. The purchasers in this transaction were "accredited" persons as that term is used in Regulation D under the Act.

      All of the foregoing restricted securities were appropriately marked with a restrictive legend and were issued for investment purposes only and not with a view to redistribution, absent registration. All of the foregoing purchasers were fully informed and advised concerning the Registrant, its business, financial and other matters. The Registrant was informed that each purchaser was able to bear the economic risk of its investment and was aware that the securities were not registered under the Act and cannot be re-offered or re-sold until they have been so registered or until there is an available exemption from the registration requirements of the Act. The Company's transfer agent and registrar was instructed to mark "stop transfer" on its ledgers to assure that these securities not be transferred absent registration or a determination that there is an available exemption from the registration requirements of the Act.

Item 27. Exhibits


   1.0    Underwriting Agreement.*
   1.1    Agreement Among Underwriters.*
   1.2    Selected Dealers Agreement.*
   3.0    Certificate of Incorporation, filed January 9, 1995.*
   3.1 Certificate of Correction to Certificate of Incorporation, filed April 14, 1998
   3.2 Certificate of Amendment to Certification of Incorporation, filed April 14, 1998
   3.3    By-laws, as amended.*
   4.0    Specimen Copy of Common Stock Certificate.*
   4.1    Form of Warrant Certificate.*
   4.2    Form of Representative's Warrant Agreement.*
   4.3    Form of Warrant Agreement.*
   5.0    Opinion of Thomas J. Prousalis, Jr., Esq. *
  10.0    Employment Agreement, Robert A. Veschi, dated April 1, 1996.*
  10.1    United States Patent, Notice of Allowance, dated January 23, 1996.*
  10.2    Assignment of Patent Rights, dated March 22, 1996.*
  10.3    Sprint Agreement, dated March 1, 1996.*
  10.4    Financial Advisory Agreement.*
  10.5    Merger and Acquisition Agreement.*
  10.6    Mutual Cooperation Agreement, dated January 14, 1997.*
  10.7    Lockheed Martin Agreement, dated January 3, 1997.*
  10.8    Product Sales Agreement with Diamond Telecom.
  10.9    Software Development Agreement with Com21.
 10.10    Distributor Agreement with Comtel Electronic System GMBH.
 10.11    Joint Market Agreement with Paradyne Corporation.
 10.12    Product Sales Agreement with Paradyne Corporation
 10.13    1997 Nonqualified Stock Option Plan.
 10.14    Government Reseller Agreement dated August 27, 1997.
 10.15    Memorandum of Understanding with Summa Four, Inc.
 10.16    Net2Phone Bundling Agreement with IDT Corporation.
  11.0    Computation of Per Share Loss.*
  23.0    Consent of Thomas J. Prousalis *
  24.0    Consent of Grant Thornton LLP.
  25.0    Power of Attorney (contained on page II-6).

----------
*Previously filed.

Item 28.  Undertakings

      The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

      The undersigned Registrant also undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement:

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the County of Montgomery, State of Maryland, on April 30, 1998.

                                          e-NET, INC.


                                          By:   /s/ Robert A. Veschi
                                             -----------------------------
                                                Robert A. Veschi
                                                President

      In accordance with the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints Robert A. Veschi as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

Name                                              Title                Date
----                                              -----                ----

/s/Alonzo E. Short, Jr.
-----------------------------------------      Chairman of        April 30, 1998
Alonzo E. Short, Jr., Lt. Gen., USA (ret.)      the Board


/s/Robert A. Veschi                         President, Chief      April 30, 1998
-----------------------------------------   Executive Officer,
Robert A. Veschi                                 Director

/s/Donald J. Shoff                          Chief Financial       April 30, 1998
-----------------------------------------   Officer (Chief
Donald J. Shoff                            Accounting Officer)

/s/William L. Hooton
-----------------------------------------      Director           April 30, 1998
William L. Hooton


-----------------------------------------      Director           April 30, 1998
Clive Whittenbury, Ph.D.


-----------------------------------------      Director           April 30, 1998
William W. Rogers, Jr.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    EXHIBITS
                                       to
                         Post-Effective Amendment No. 1
                                       to
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                   -----------

                                   e-NET, INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX


Exhibit
No.       Document
-------   --------
 3.1      Certificate of Correction to Certificate of Incorporation, filed
          April 14, 1998
 3.2      Certificate of Amendment to Certification of Incorporation, filed
          April 14, 1998
10.8      Product Sales Agreement with Diamond Telecom.
10.9      Software Development Agreement with Com21.
10.10     Distributor Agreement with Comtel Electronic System GMBH.
10.11     Joint Market Agreement with Paradyne Corporation.
10.12     Product Sales Agreement with Paradyne Corporation
10.13     1997 Nonqualified Stock Option Plan.
10.14     Government Reseller Agreement dated August 27, 1997.
10.15     Memorandum of Understanding with Summa Four, Inc.
10.16     Net2Phone Bundling Agreement with IDT Corporation.
24.0      Consent of Grant Thornton LLP.
25.0      Power of Attorney (contained on page II-6).